Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

March 30, 2006

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of the 30th day of March, 2006, (the “Plan Date”) by and among EMERGING DELTA CORPORATION, a Delaware corporation (“Acquisition Parent”), DELTA ACQUISITION SUB INC., a Delaware corporation and wholly owned subsidiary of Acquisition Parent (“Acquisition Sub”), and ALCIS HEALTH, INC., a California corporation (“Target”).

W I T N E S S E T H:

WHEREAS, Target is a privately held company involved in the development, marketing and sales of health related products, including but not limited to ALCiS Daily Relief; and

WHEREAS, via a majority vote of each voting as a separate class, the Target’s Common Stock shareholders and combined Series A Preferred and Series B Preferred shareholders have the authority to approve on behalf of Target the transaction contemplated by this Agreement; and

WHEREAS, Acquisition Parent is a publicly held corporation subject to the reporting requirements of the Securities and Exchange Commission (“SEC”) pursuant to Section 15(d) of the Securities Act of 1933 and organized for the purpose of creating a corporate vehicle to seek, investigate and acquire a business opportunity presented to it by persons or firms that desire to employ Acquisition Parent’s funds in their business or seek the perceived advantages of a publicly held corporation; and

WHEREAS, Acquisition Parent will form Acquisition Sub for the sole purpose of helping to facilitate the acquisition of Target; and

WHEREAS, Acquisition Sub and Target, and their respective boards of directors and shareholders, deem it advisable for the welfare and best interests of the corporations that Acquisition Sub be merged with and into Target on the terms and subject to the conditions set forth in this Agreement and in accordance with the laws of the State of Delaware and California;

NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I.

MERGER

1.1 Merger of Acquisition Sub Into Target. At the Effective Time (as defined in Section 1.2 below), Acquisition Sub shall be merged with and into Target (the “Merger”). The separate existence of Acquisition Sub shall cease at the Effective Time of the Merger and Target shall continue its corporate existence as the Surviving Corporation (herein so called) and as a wholly owned subsidiary of Acquisition Parent.

1.2 Effective Time of the Merger. The Merger shall become effective as of the date specified in the Certificate of Merger and Agreement of Merger filed pursuant to Section 1.9 below, which is expected to be on or before March 31, 2006.

1.3 Effects of the Merger. At the Effective Time of the Merger:

(a) the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into Target and Target shall be the Surviving Corporation;

(b) the Articles of Incorporation of Target as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation;

(c) the Bylaws of Target as in effect immediately prior to the Effective Time of the merger shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms and as provided by law, provided that prior to the Effective Time the Target’s Bylaws shall have been amended to a form acceptable to Acquisition Parent and its legal counsel;

(d) the directors of Target in office at the Effective Time of the Merger shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, until his or her successor is duly elected and qualified, or, if earlier, his death, resignation, or removal from office;

(e) the officers of Target in office at the Effective Time of the Merger shall be the officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, at the pleasure of the board of directors of the Surviving Corporation and until his or her successor is duly elected and qualified, or, if earlier, his death, resignation, or removal from office;

(f) the certificate of incorporation and bylaws of Acquisition Parent shall remain the certificate of incorporation and bylaws of Acquisition Parent, having previously been amended effective upon the Effective Time of the Merger in a form acceptable to Target and its legal counsel;

(g) the directors of Acquisition Parent in office at the Effective Time of the Merger shall be those persons listed on Schedule 1.3(g), each of such directors to hold office, subject to the applicable provisions of the Bylaws of the Acquisition Parent, until his or her successor is duly elected and qualified, or, if earlier, his death, resignation, or removal from office;

(h) the officers of Acquisition Parent in office at the Effective Time of the Merger shall be those persons listed on Schedule 1.3(h), each of such officers to hold office, subject to the applicable provisions of the Bylaws of the Acquisition Parent, at the pleasure of the board of directors of the Acquisition Parent and until his or her successor is duly elected and qualified, or, if earlier, his death, resignation, or removal from office.

(i) the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of the Target and the Acquisition Sub and all property, real, personal, and mixed, and all liabilities, obligations, and debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to the Target or Acquisition Sub, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and

(j) the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of each of Target and Acquisition Sub and any claim existing or action or proceeding pending by or against either of Target or Acquisition Sub may be prosecuted as if the Merger had not taken place and the Surviving Corporation had been substituted in its place. Neither the rights of creditors nor liens upon the property of either Target or Acquisition Sub shall be impaired by the Merger.

1.4 Conversion of Target Stock. At the Effective Time of the Merger, the shares of the Target Common Stock, Series A Preferred Stock, and Series B Preferred Stock, $0.001 par value per share, issued to and then outstanding and held by shareholders of Target (“Target Stock”) shall be converted into the right to receive .16 of one outstanding share of Acquisition Parent common stock, $1.00 par value per share (the “Acquisition Parent Common Stock”), and, as a result, the former shareholders of Target shall own such number of shares of the issued and outstanding Acquisition Parent Common Stock as are set forth for each former Target shareholder on Schedule 1.4. Any fractional shares resulting from this exchange formula shall be rounded down to the nearest share. No cash in lieu of fractional shares will be paid. In addition, at the Effective Time of the Merger, as part of such conversion, each holder of one share of Target Series A Preferred Stock or Series B Preferred Stock immediately prior to the Merger will receive one Series A Warrant or Series B Warrant, respectively, in the form attached as Exhibits B and C, respectively.

1.5 Conversion of Acquisition Sub Stock. At the Effective Time of the Merger, each share of Acquisition Sub common stock, $.001 par value per share (the “Acquisition Sub Stock”), that is outstanding immediately prior to the Effective Time of the Merger shall be converted into one (1) share of Target Common Stock and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.6 Conversion of Target Warrants, Options, and Rights; Assumption of Target Plan by Acquisition Parent.

(a) At the Effective Time of the Merger, each warrant of Target (the “Target Warrants”) and each option of Target (the “Target Options”) to purchase one share of Target stock (either common or preferred) that is outstanding and unexercised immediately prior to the Effective Time of the Merger shall be converted automatically into one (1) warrant or option to purchase .16 of one share of Acquisition Parent Common Stock at an option or conversion price equal to 6.25 times the current exercise price. All other terms of the Target Options and Target Warrants shall remain unchanged. Each holder of contractual anti-dilution rights issued in the offering of Target Common Stock which closes on or after the Plan Date but prior to the

Effective Time will receive one Series B Warrant per share of Target Common Stock purchased in such offering. The number of warrants and options and the adjusted exercise prices relative thereto for each owner of options and warrants is set forth on Schedule 1.6 and the holders and number of contractual anti-dilution rights will be added to Schedule 1.6 prior to the Effective Time. Any fractional shares resulting from such exchange shall be rounded down to the nearest share.

(b) At the Effective Time, Acquisition Parent shall assume Target’s 2004 Stock Plan (the “2004 Plan”), and the number of shares of Acquisition Parent Common Stock reserved thereunder shall be the number of shares of Target Common Stock reserved thereunder times .16. Any options issued pursuant to the 2004 Plan which are outstanding at the Effective Time of the Merger will be adjusted as described in Section 1.6(a). The duration and other terms of the 2004 Planshall remain the same, provided that all references to Target shall be deemed to be references to Acquisition Parent.

1.7 Cancellation of Treasury Stock. Target is a California corporation, Target shall not have any treasury shares.

1.8 Exchange of Certificates. At the Effective Time of the Merger, Target shall cause each of its shareholders to surrender their stock certificates representing shares of Target Stock for cancellation and such shareholders shall cease to have any rights with respect to the Target Stock, and upon such surrender, shall be entitled to receive the share certificates and warrants of Acquisition Parent Common Stock described in Section 1.4, above, which share certificates and warrant agreements shall be issued to Target shareholders by Acquisition Parent’s transfer agent and by Acquisition Parent, respectively, within 90 days of the Effective Time. At the Effective Time of the Merger, Acquisition Parent shall surrender its stock certificates representing the Acquisition Sub Stock for cancellation, and upon such surrender, shall be entitled to receive stock certificates representing the Target Common Stock into which the Acquisition Sub Stock has been converted, in accordance with Section 1.5, above. Following the Effective Time of the Merger, the current holders of Target Stock shall cease to have ownership rights in Target or directly in Surviving Corporation and such shares of Target Stock shall only represent the right to exchange such shares for shares of Acquisition Parent Common Stock in accordance with the terms of Section 1.4 hereof.

1.9 Certificate and Agreement of Merger. A Certificate of Merger and an Agreement of Merger, substantially in the form of Exhibits A-1 and A-2 to this Agreement (the “Certificates of Merger”) shall be executed and delivered on behalf of Target and Acquisition Sub and submitted to the Secretaries of State of the State of Delaware (A-1) and California (A-2) for filing upon the satisfaction of the other conditions precedent to the consummation of the Merger provided in this Agreement. Such forms shall be subject to modification to meet the specific requirements of California and Delaware law.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Acquisition Parent that the following representations and warranties are true and correct as of the Plan Date and, except as to changes permitted by Section 4.1 of this Agreement or noted elsewhere in this Agreement or its schedules, will be true and correct at the Effective Time.

2.1 Authorization. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of such party, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (c) rights to indemnification hereunder may be limited under applicable securities laws (the items described in clauses (a) through (c) hereof, the “Equitable Exceptions”). Target has, or prior to the Effective Time will have, full corporate power (where applicable), capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby and to effect the Merger.

2.2 Organization, Existence and Good Standing of Target. Target is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Target is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Target has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded. The minute books of Target, as heretofore made available to Acquisition Parent, are correct and complete in all material respects.

2.3 Capital Stock of Target.

(a) As of March 20, 2006, Target’s authorized capital stock consists of 20,000,000 shares of common stock, $0.001 par value, of which 3,450,000 shares are issued and outstanding (and another 750,000 to 1,000,000 shares are expected to be issued prior to the Merger as a result of Target’s ongoing private placement of common stock and warrants), and 5,000,000 shares of preferred stock, $0.001 par value, which includes (i) 1,000,000 shares of Series A Preferred, of which 1,000,000 are issued and outstanding, and (ii) 4,000,000 shares of Series B Preferred, of which 1,414,006 are issued and outstanding. All of the Target Stock has been validly issued and is fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating Target to issue any shares of capital stock or other securities or to purchase, redeem or otherwise acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof, except as set forth on Schedule 2.3(a).

(b) The Target’s shareholders listed on Schedule 2.3(b) (i) own of record and beneficially and have good and marketable title to all of the issued and outstanding Target Stock, to Target’s knowledge, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, “Liens”), and (ii) have the right to vote the Target Stock on any matters as to which any shares of Target Stock are entitled to be voted under the laws of the State of California and Target’s Articles of Incorporation and Bylaws, to Target’s knowledge, free of any right of any other person. Notwithstanding the generality of the foregoing, Target’s Common Stock and Series A Preferred shareholders have entered into a Shareholder Agreement in the form attached to Schedule 2.3(b). As a result of the Merger, such Shareholder Agreement shall terminate.

2.4 Subsidiaries. Target does not presently own, of record or beneficially, or control directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is Target, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

2.5 Financial Statements.

(a) Target has provided to Acquisition Parent an audit report of PKF, an independent registered public accounting firm, for the period from inception through March 31, 2005, and Target’s unaudited balance sheet as of December 31, 2005, and unaudited statements of operations and shareholders’ equity for the nine month period from April 1, 2005 to December 31, 2005 (collectively, the “Financial Statements”). The Financial Statements present fairly the financial position and results of operations of Target as of the indicated dates and for the indicated periods but the unaudited statements have not been prepared in accordance with GAAP. Audited financials have been prepared according to GAAP.

(b) Except to the extent (and not in excess of the amounts) reflected in the December 31, 2005 balance sheet included in the Financial Statements or as disclosed on Schedule 2.5, Target has no liabilities or obligations required to be reflected in the Financial Statements (or the notes thereto) other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2005.

2.6 Accounts and Notes Receivable. Set forth on Schedule 2.6 is an accurate list of the accounts and notes receivable of Target, as of December 31, 2005 included within the Financial Statements, and including receivables from and advances to employees. Target shall provide Acquisition Parent with an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. Except to the extent reflected on Schedule 2.6, all such accounts and notes are legal, valid and binding obligations of the obligers collectible in the amount shown on Schedule 2.6, net of reserves reflected in such balance sheet.

2.7 Permits. Target holds all material licenses, franchises, permits and other governmental authorizations necessary to operate its properties and carry on its business as now being conducted (the “Material Permits”), the absence of any of which would have a material adverse effect on the business, operations, properties, assets or conditions (financial or otherwise), results of operations or prospects of Target (a “Material Adverse Effect”). An accurate list and summary description of all such Material Permits is set forth on Schedule 2.7 hereto. The Material Permits are valid, and Target has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Material Permit. Target has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in all applicable licenses, franchises, permits, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 2.7, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Target by, any such Material Permits.

2.8 Tax Matters.

(a) Target has filed all income tax returns required to be filed by Target and all returns of other Taxes (as defined below) required to be filed by Target and has paid or provided for all Taxes shown to be due on such returns, and all such returns are accurate and correct in all respects. Except as set forth on Schedule 2.8, (i) no action or proceeding for the assessment or collection of any Taxes is pending against Target; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against Target that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes of Target. No federal, state or foreign income tax returns of Target have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that Target has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority. No Taxes will be assessed on or after the Effective Time against Target for any tax period ending on or prior to the Effective Time other than for Taxes disclosed on Schedule 2.8. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

(b) Target is not a party to any Tax allocation or sharing agreement.

(c) Target has substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its Federal income returns, all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662(d) of the Code.

(d) Target has not been a member of an affiliated group filing a consolidated federal income tax return and does not have any liability for Taxes for any Person other than Target (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(e) Target’s Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on Target’s Tax books and records.

2.9 Assets and Properties.

(a) Real Property. Target does not own any real property.

(b) Personal Property. Except as set forth on Schedule 2.9(b) and except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, Target owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since December 31, 2005, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

(c) Condition of Properties. The leasehold estates that are the subject of the Real Property Leases (as defined in Section 2.10) and the tangible personal property owned or leased by Target are in good operating condition and repair, ordinary wear and tear excepted; and Target has no knowledge of any condition not disclosed herein of any such leasehold estate that would materially affect the leasehold estate or otherwise have a Material Adverse Effect.

(d) Compliance. The continued use and occupancy of the leasehold estates the subject of the Real Property Leases as currently operated, used and occupied will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. There are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the leasehold estates and no written notice of any such violation has been issued by any governmental authority.

2.10 Real Property Leases; Options. Schedule 2.10 sets forth a list of (a) all leases and subleases under which Target is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto (“Real Property Leases”); (b) all material options held by Target or contractual obligations on the part of Target to purchase or acquire any interest in real property; and (c) all options granted by Target or contractual obligations on the part of Target to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to Acquisition Parent. Target has not assigned any Real Property Leases or any such options or obligations. There are no liens on the interest of Target in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable and (ii) those matters set forth on Schedule 2.10. The Real Property Leases and options and contractual obligations listed on Schedule 2.10 are in full force and effect and constitute binding obligations of Target and the other parties thereto, and (x) there are no defaults thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by Target or, to the best knowledge of Target, by any other party thereto.

2.11 Environmental Laws and Regulations.

(a) (i) Except as set forth on Schedule 2.11(a), during the occupancy and operation of the “Subject Property” (as defined below) by Target and, to the knowledge of Target, prior to its occupancy and operation, the operations of the Subject Property, and any use, storage, treatment, disposal or transportation of “Hazardous Substances” (as defined below) that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with “Environmental Requirements” (as defined below); (ii) during the occupancy and operation of the Subject Property by Target and, to the knowledge of Target, prior to its occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) to the knowledge of Target, the Subject Property is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by Target or other tenants of the Subject Property in the ordinary course of their business; (iv) to the knowledge of Target, there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; (v) to the knowledge of Target, there are no above-ground or underground storage tank systems located at the Subject Property; (vi) except as set forth on Schedule 2.11(a), Target has never owned, operated, or leased any real property other than the Subject Property; and (vii) to the knowledge of Target, Target’s transportation to or disposal at any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by Target at the time of Target’s ownership, operation or lease thereof was conducted in full compliance with applicable Environmental Requirements.

(b) Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Environmental Requirements” means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

“Hazardous Substance” means (i) any “hazardous substance” as defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. §§ 9601 et seq.) (“CERCLA”) or any regulations promulgated thereunder, or the Occupational Safety and Health Act of 1970, as amended from time to time (29 U.S.C. § 651 et seq.), or any regulations promulgated thereunder; or (ii) any additional substances or materials that have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

“Subject Property” means all property subject to the Real Property Leases and any properties listed on Schedule 2.10.

2.12 Contracts.

(a) Set forth on Schedule 2.12(a) is a list of all material contracts, agreements, arrangements and commitments (whether oral or written) to which Target is a party or by which its assets or business are bound including, without limitation, contracts, agreements, arrangements or commitments (the following, “Contracts”) that relate to (i) the sale, lease or other disposition by Target of all or any substantial part of its business or assets (other than in the ordinary course of business) or the maintenance thereof, (ii) the purchase or lease by Target of a substantial amount of assets, (iii) the supply by Target of any customer’s requirements for any item or the purchase by Target of its requirements for any item or of a vendor’s output of any item, (iv) lending or advancing funds by Target, (v) borrowing of funds or guaranteeing the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise other than accounts payable, (vi) any transaction or matter with any affiliate of Target, (vii) noncompetition, (viii) the acquisition by Target of any operating business or the capital stock of any person since April 13, 2004, (ix) the use of any facility used in connection with Target’s business, or (x) any other matter that is material to the business, assets or operations of Target.

(b) Except as set forth on Schedule 2.12(b), each Contract is in full force and effect on the Plan Date hereof, Target is not in default under any Contract, Target has not given or received notice of any default under any Contract, and, to the knowledge of Target, no other party to any Contract is in default thereunder.

2.13 No Violations. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Target and the consummation of the transactions contemplated hereby, including but not limited to the Merger, will not (i) violate any provision of the Articles of Incorporation or Bylaws of Target, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Target or its properties or assets are bound, or (iii) except as set forth on Schedule 2.13, result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any Contract or any material license, franchise or permit of Target or any other agreement, contract, indenture, mortgage or instrument to which Target is a party or by which any of its properties or assets is bound.

2.14 Consents. Except as set forth on Schedule 2.14, no consent, approval or other authorization of any governmental authority or under any Contract or other agreement or commitment to which Target is a party or by which its assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by Target or the consummation by Target of the transactions contemplated hereby, including but not limited to the Merger.

2.15 Litigation and Related Matters. Set forth on Schedule 2.15 is a list of all actions, suits, proceedings, investigations or grievances pending against Target or, to the best knowledge of Target, threatened against Target, the business or any property or rights of Target, at law or in equity, before or by any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (“Agencies”). None of the actions, suits, proceedings or investigations listed on Schedule 2.15 either (i) results in or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of Target to carry on its business substantially as now conducted. Target is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees.

2.16 Compliance with Laws. Target (a) is in material compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees, and (b) possesses all Material Permits.

2.17 Patents, Trademarks and Other Rights. The term “Intellectual Property Assets” shall include the name of Target, and all Marks, Patents, Copyrights and Trade Secrets owned, used or licensed by Target as licensee or licensor. Schedule 2.17 lists all Marks, Patents and Copyrights owned, used or licensed by Target in its business.

(a) Except as set forth on Schedule 2.17, Target owns all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property Assets necessary for the operation of the business of Target as presently conducted or as proposed to be conducted, free and clear of all Encumbrances. The Company has taken all necessary and desirable actions to maintain and protect the Intellectual Property Assets that it owns.

(b) Schedule 2.17 also sets forth an accurate and complete listing and summary description, including any royalties paid or received by the Company, of all agreements relating to the Intellectual Property Assets to which the Company is a party (other than licenses with respect to “off-the-shelf” software, each with a cost of less than $1,000). There are no outstanding or threatened disputes or disagreements with respect to any such agreement. Neither the execution and delivery of this Agreement or any of the documents contemplated hereby, nor the performance of Target’s obligations hereunder or thereunder, will constitute a violation of or cause the loss of any rights pursuant to any such agreement.

(c) Target has not received any notices of, nor has knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any person with respect to any Intellectual Property Assets. The conduct of Target’s business has not infringed, misappropriated or conflicted with and does not currently infringe, misappropriate or conflict with any intellectual property right of any person, nor would the future conduct of business as presently contemplated infringe, misappropriate or conflict with any intellectual property right of any person. To the knowledge of the Target, the Intellectual Property Assets owned, used or licensed by or to Target have not been infringed, misappropriated or conflicted by any person.

(d) No employee of Target is obligated under any contract or other agreement, or subject to any order that would interfere with use of his or her best efforts to promote the interests of Target or that would conflict with the Target’s business as presently conducted.

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Copyrights” means all copyrights in both published works and unpublished works and any applications or registrations thereof.

(ii) “Encumbrance” means any lien, pledge, hypothecation, charge, security interest, encumbrance, equity, trust, equitable interest, claim, right of possession, burden, covenant, infringement, interference, proxy, option, right of first refusal, legend, defect, impediment, exception, condition, restriction, reservation, limitation, impairment, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract.

(iii) “Marks” means all fictitious business names, trade names, brand names, registered and unregistered trademarks, and service marks and any applications or registrations thereof.

(iv) “Patents” means all patents and patent applications.

2.18 Employee Benefit Plans. Target maintains each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the benefit of Target or any of its Group Members (as defined below) (collectively, the “Plans”) in substantial compliance with applicable law and each such Plan has been administered and operated in all material respects in accordance with its terms. Except as set forth on Schedule 2.18, neither the execution and delivery of this Agreement by Target or the consummation of the transactions contemplated hereby, including but not limited to the Merger, will (i) entitle any current or former employee of Target to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a “parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)). For purposes of this Agreement, “Group Member” shall mean any member of any “affiliated service group” as defined in Section 414(m) of the Code that includes Target, any member of any “controlled group of corporations” as defined in Section 1563 of the Code that includes Target or any member of any group of “trades or businesses under common control” as defined by Section 414(c) of the Code that includes Target.

2.19 Employees; Employee Relations.

(a) Schedule 2.19 sets forth (i) the name, hire date and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by Target to each officer, (ii) any increase to become effective after the Plan Date in the total compensation or rate of total compensation payable by Target to each such person, (iii) any increase to become payable after the Plan Date by Target to employees other than those specified in clause (i) of this Section 2.19(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by Target to, or made to Target by, any director, officer or employee, and (v) all other transactions between Target and any director, officer or employee thereof since April 18, 2004.

(b) Except as disclosed on Schedule 2.19, Target is not a party to, or bound by, the terms of any collective bargaining agreement, and Target has not experienced any material labor difficulties during the last five (5) years. Except as set forth on Schedule 2.19, there are no labor disputes existing, or to the best knowledge of Target, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of Target, are threatened.

(c) The relationships enjoyed by Target with its employees are good and Target has no knowledge of any facts that would indicate that the employees of Target will not continue in the employ thereof following the Effective Time on a basis similar to that existing on the date of this Agreement. Since April 13, 2004, Target has not experienced any difficulties in obtaining any qualified personnel necessary for the operations of its business and, to the best knowledge of Target, no such shortage of qualified personnel is threatened or pending. Except as disclosed on Schedule 2.19, Target is not a party to any employment contract with any individual or employee, either express or implied. No legal proceedings, charges, complaints or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of Target, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. Target is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of Target.

(d) Target is in compliance in all material respects with the provisions of the Americans with Disabilities Act.

2.20 Insurance. Target maintains all policies and contracts for fire, casualty, liability and other forms of insurance for the benefit of Target necessary for the conduct of its business. All such policies are in full force and shall be available to the Surviving Corporation after the Merger.

2.21 Interests in Customers, Suppliers, Etc. Except as set forth in Schedule 2.21, no officer, director or affiliate of Target possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer (of $1000 or more), lessor, lessee or competitor of Target. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.21.

2.22 Business Relations. Except as set forth on Schedule 2.22, to the best knowledge of Target, no supplier of Target has or will cease to do business therewith after the consummation of the transactions contemplated hereby, which cessation would have a Material Adverse Effect. Except as set forth on Schedule 2.22, since April 13, 2004, Target has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of Target, no such shortage of supply of inventory items is threatened or pending. Target is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its suppliers.

2.23 Officers and Directors. Set forth on Schedule 2.23 is a list of the current officers and directors of Target.

2.24 Bank Accounts and Powers of Attorney. Schedule 2.24 sets forth each bank, savings institution and other financial institution with which Target has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of Target is identified on Schedule 2.24. Except as disclosed on such Schedule, Target has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

2.25 Absence of Certain Changes or Events. Except as set forth on Schedule 2.25 or as otherwise contemplated by this Agreement, since December 31, 2005, there has not been (a) any damage, destruction or casualty loss to the physical properties of Target (whether or not covered by insurance), (b) any event or circumstance that would have a Material Adverse Effect, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to Target, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock or other securities of Target, any repurchase, redemption or other acquisition by Target of any capital stock or other securities, or any agreement, arrangement or commitment by Target to do so, (e) any increase that is material in the compensation payable or to become payable by Target to its directors, officers, employees or agents or any increase in the rate or terms of any bonus, pension or other employee benefit Plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, except as set forth on Schedule 2.25, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of Target, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by Target, (g) any change in the relations of Target with or loss of its customers or suppliers, or any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would have a Material Adverse Effect, or (h) any capital expenditure (including any capital leases) or commitment therefor by Target in excess of $10,000.

2.26 Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statement and other writings furnished to Acquisition Parent pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, including but not limited to the Merger, are and will be complete and accurate in all material respects. No representation or warranty by Target contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by Target to Acquisition Sub or Acquisition Parent in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to Target (other than general economic or industry conditions) that materially adversely affects or, as far as Target can reasonably foresee, materially threatens, the assets, business, financial condition, or results of operations of Target that has not been set forth in this Agreement or any schedule hereto.

2.27 Working Capital. Target has sufficient working capital to continue its operations in accordance with its business plan through the Effective Time without the requirement of any further debt or equity investments.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ACQUISITION PARENT

AND ACQUISITION SUB

Acquisition Parent represents and warrants to Target that the following representations and warranties are true and correct as of the Plan Date and, except as to changes permitted by Section 4.1 of this Agreement or noted elsewhere in this Agreement or its schedules, will be true and correct at the Effective Time:

3.1 Organization and Authorization. Each of Acquisition Sub and Acquisition Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted. Each of Acquisition Sub and Acquisition Parent has, or prior to the Effective Time will have, all requisite corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by Acquisition Sub and Acquisition Parent and the consummation by Acquisition Sub and Acquisition Parent of the transactions contemplated hereby have been or will be duly authorized by Acquisition Sub and Acquisition Parent prior to the Effective Time and no other corporate action on the part of Acquisition Sub or Acquisition Parent will be necessary to authorize the transactions contemplated hereby, including but not limited to the Merger. This Agreement has been duly executed and delivered by Acquisition Sub and Acquisition Parent and constitutes the valid and binding obligation of each such party, enforceable in accordance with its terms, subject to the Equitable Exceptions.

3.2 [Reserved].

3.3 Consents. Except as set forth on Schedule 3.3, no consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Acquisition Sub or Acquisition Parent or the consummation by Acquisition Sub or Acquisition Parent of the transactions contemplated hereby, including but not limited to the Merger.

3.4 Financial Statements.

(a) Acquisition Parent has previously furnished to Target (i) the Form 10-KSB of Acquisition Parent, filed with the United States Securities and Exchange Commission in June 2005, which contains the consolidated financial statements with an independent auditor’s report of Acquisition Parent, including the consolidated balance sheets of Acquisition Parent for the fiscal years ended March 31, 2005 and March 31, 2004, the consolidated statements of operations, stockholders equity, and cash flow for the fiscal years then ended, and (ii) the Forms 10-QSB of Acquisition Target for the periods ended June 30, 2005, September 30, 2005 and December 31, 2005 which included unaudited financial statements for such periods (collectively, the “Acquisition Parent Financial Statements”). The Acquisition Parent Financial Statements present fairly the financial position and results of operations of Acquisition Parent as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP except that the interim financial statements do not contain footnote disclosure that would be required by GAAP.

(b) Except to the extent reflected in the Acquisition Parent Financial Statements or as disclosed on Schedule 3.4, Acquisition Parent has no liabilities or obligations required to be reflected in the Financial statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2005.

3.5 Capital Stock of Acquisition Sub and Acquisition Parent.

(a) Acquisition Sub’s authorized capital stock consists of 1,000 shares of common stock, $.001 par share, of which 1,000 shares are issued and outstanding. Acquisition Parent owns 100% of the outstanding capital stock of Acquisition Sub and has good and marketable title to all of the issued and outstanding Acquisition Sub Stock, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, “Liens”), and (ii) Acquisition Parent has the right to vote the Acquisition Sub’s Stock on any matters as to which any shares of Acquisition Sub Stock are entitled to be voted under the laws of the State of Delaware and Acquisition Sub’s Certificate of Incorporation and Bylaws, free of any right of any other person. All of the Acquisition Sub Stock has been validly issued and is fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating Acquisition Sub to issue any shares of capital stock or other securities or to purchase, redeem or otherwise acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof.

(b) Acquisition Parent’s authorized capital stock consists of 2,000,000 shares of common stock, $1.00 par share, of which 43,600 shares are issued and outstanding and held by the persons listed on Schedule 3.5(b), and 50,000 shares of preferred stock, none of which is outstanding. All of the Acquisition Parent Stock has been validly issued and is fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating Acquisition Parent to issue any shares of capital stock or other securities or to purchase, redeem or otherwise acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof, except as set forth on Schedule 3.5(b).

(c) Acquisition Parent’s shareholders listed on Schedule 3.5(b) (i) own of record and beneficially and have good and marketable title to all of the issued and outstanding Acquisition Parent Stock, to Acquisition Parent’s knowledge, free and clear of any and all Liens, and (ii) have the right to vote the Acquisition Parent Stock on any matters as to which any shares of Acquisition Parent Stock are entitled to be voted under the laws of the State of Delaware and Acquisition Parent’s Certificate of Incorporation and Bylaws, to Acquisition Parent’s knowledge, free of any right of any other person.

3.6 Accounts and Notes Receivable. Except as set forth on Schedule 3.6, Acquisition Parent and Acquisition Sub have no accounts and notes receivable, including receivables from and advances to employees.

3.7 Permits. Acquisition Parent and Acquisition Sub hold all material licenses, franchises, permits and other governmental authorizations necessary to operate its properties and carry on its business as now being conducted (the “Material Permits”), the absence of any of which would have a material adverse effect on the business, operations, properties, assets or conditions (financial or otherwise), results of operations or prospects of Acquisition Parent and Acquisition Sub (a “Material Adverse Effect”). An accurate list and summary description of all such Material Permits is set forth on Schedule 3.7 hereto. The Material Permits are valid, and Acquisition Parent and Acquisition Sub have not received any notice that any governmental authority intends to cancel, terminate or not renew any such Material Permit. Acquisition Parent and Acquisition Sub each have conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in all applicable licenses, franchises, permits, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 3.7, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Acquisition Parent and Acquisition Sub by, any such Material Permits.

3.8 Tax Matters.

(a) Acquisition Parent and Acquisition Sub have filed all income tax returns required to be filed and all returns of other Taxes (as defined below) required to be filed and have paid or provided for all Taxes shown to be due on such returns, and all such returns are accurate and correct in all respects. Except as set forth on Schedule 3.8, (i) no action or proceeding for the assessment or collection of any Taxes is pending against Acquisition Parent or Acquisition Sub; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against Acquisition Parent or Acquisition Sub that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes of Acquisition Parent or Acquisition Sub. No federal, state or foreign income tax returns of Acquisition Parent or Acquisition Sub have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that Acquisition Parent and Acquisition Sub have been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority. No Taxes will be assessed on or after the Effective Time against Acquisition Parent or Acquisition Sub for any tax period ending on or prior to the Effective Time other than for Taxes disclosed on Schedule 3.8. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

(b) Neither Acquisition Parent nor Acquisition Sub is a party to any Tax allocation or sharing agreement.

(c) Acquisition Parent and Acquisition Sub have substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its Federal income returns, all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662(d) of the Code.

(d) Neither Acquisition Parent nor Acquisition Sub has been a member of an affiliated group filing a consolidated federal income tax return and does not have any liability for Taxes for any Person other than Acquisition Parent (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(e) Acquisition Parent’s Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on Acquisition Parent’s Tax books and records. Acquisition Sub’s Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on Acquisition Sub’s Tax books and records.

3.9 Assets and Properties.

(a) Real Property. Neither Acquisition Parent nor Acquisition Sub owns any real property.

(b) Personal Property. Except as set forth on Schedule 3.9(b) and except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, Acquisition Parent and Acquisition Sub own all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since December 31, 2005, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

(c) Condition of Properties. The leasehold estates that are the subject of the Real Property Leases (as defined in Section 3.10) and the tangible personal property owned or leased by Acquisition Parent are in good operating condition and repair, ordinary wear and tear excepted; and Acquisition Parent has no knowledge of any condition not disclosed herein of any such leasehold estate that would materially affect the leasehold estate or otherwise have a Material Adverse Effect.

(d) Compliance. The continued use and occupancy of the leasehold estates the subject of the Real Property Leases as currently operated, used and occupied will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. There are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the leasehold estates and no written notice of any such violation has been issued by any governmental authority.

3.10 Real Property Leases; Options. Acquisition Sub has no Real Property Leases nor any other contractual obligations relating to real property of any kind. Schedule 3.10 sets forth a list of (a) all leases and subleases under which Acquisition Parent is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto (“Real Property Leases”); (b) all material options held by Acquisition Parent or contractual obligations on the part of Acquisition Parent to purchase or acquire any interest in real property; and (c) all options granted by Acquisition Parent or contractual obligations on the part of Acquisition Parent to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to Target. Acquisition Parent has not assigned any Real Property Leases or any such options or obligations. There are no liens on the interest of Acquisition Parent in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable and (ii) those matters set forth on Schedule 3.10. The Real Property Leases and options and contractual obligations listed on Schedule 3.10 are in full force and effect and constitute binding obligations of Acquisition Parent and the other parties thereto, and (x) there are no defaults thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by Acquisition Parent or, to the best knowledge of Acquisition Parent, by any other party thereto.

3.11 Environmental Laws and Regulations.

(a) (i) Except as set forth on Schedule 3.11(a), during the occupancy and operation of the “Subject Property” (as defined below) by Acquisition Parent and, to the knowledge of Acquisition Parent, prior to its occupancy and operation, the operations of the Subject Property, and any use, storage, treatment, disposal or transportation of “Hazardous Substances” (as defined below) that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with “Environmental Requirements” (as defined below); (ii) during the occupancy and operation of the Subject Property by Acquisition Parent and, to the knowledge of Acquisition Parent, prior to its occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) to the knowledge of Acquisition Parent, the Subject Property is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by Acquisition Parent or other tenants of the Subject Property in the ordinary course of their business; (iv) to the knowledge of Acquisition Parent, there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; (v) to the knowledge of Acquisition Parent, there are no above-ground or underground storage tank systems located at the Subject Property; (vi) except as set forth on Schedule 3.11(a), Acquisition Parent has never owned, operated, or leased any real property other than the Subject Property; and (vii) to the knowledge of Acquisition Parent, Acquisition Parent’s transportation to or disposal at any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by Acquisition Parent at the time of Acquisition Parent’s ownership, operation or lease thereof was conducted in full compliance with applicable Environmental Requirements.

(b) Definitions. As used in this Section, the following terms shall have the following meanings:

“Environmental Requirements” means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

“Hazardous Substance” means (i) any “hazardous substance” as defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. §§ 9601 et seq.) (“CERCLA”) or any regulations promulgated thereunder, or the Occupational Safety and Health Act of 1970, as amended from time to time (29 U.S.C. § 651 et seq.), or any regulations promulgated thereunder; or (ii) any additional substances or materials that have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

“Subject Property” means all property subject to the Real Property Leases and any properties listed on Schedule 3.10.

3.12 Contracts.

(a) Set forth on Schedule 3.12(a) is a list of all material contracts, agreements, arrangements and commitments (whether oral or written) to which Acquisition Parent and/or Acquisition Sub is a party or by which its assets or business are bound including, without limitation, contracts, agreements, arrangements or commitments (the following, “Contracts”) that relate to (i) the sale, lease or other disposition by Acquisition Parent or Acquisition Sub of all or any substantial part of its business or assets (other than in the ordinary course of business) or the maintenance thereof, (ii) the purchase or lease by Acquisition Parent or Acquisition Sub of a substantial amount of assets, (iii) the supply by Acquisition Parent or Acquisition Sub of any customer’s requirements for any item or the purchase by Acquisition Parent or Acquisition Sub of its requirements for any item or of a vendor’s output of any item, (iv) lending or advancing funds by Acquisition Parent or Acquisition Sub, (v) borrowing of funds or guaranteeing the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise, (vi) any transaction or matter with any affiliate of Acquisition Parent or Acquisition Sub, (vii) noncompetition, (viii) the acquisition by Acquisition Parent or Acquisition Sub of any operating business or the capital stock of any person since January 1, 2002, (ix) the use of any facility used in connection with Acquisition Parent’s business, or (x) any other matter that is material to the business, assets or operations of Acquisition Parent.

(b) Except as set forth on Schedule 3.12(b), each Contract is in full force and effect on the Plan Date hereof, neither Acquisition Parent or Acquisition Sub are in default under any Contract, Acquisition Parent and Acquisition Sub have not given or received notice of any default under any Contract, and, to the knowledge of Acquisition Parent and/or Acquisition Sub, no other party to any Contract is in default thereunder.

3.13 No Violations. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Acquisition Parent and Acquisition Sub and the consummation of the transactions contemplated hereby, including but not limited to the Merger, will not (i) violate any provision of the Certificate of Incorporation or Bylaws of Acquisition Parent or Acquisition Sub, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Acquisition Parent or Acquisition Sub or their respective properties or assets are bound, or (iii) except as set forth on Schedule 3.13, result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any Contract or any material license, franchise or permit of Acquisition Parent or Acquisition Sub or any other agreement, contract, indenture, mortgage or instrument to which Acquisition Parent or Acquisition Sub is a party or by which any of its properties or assets is bound.

3.14 [Reserved].

3.15 Litigation and Related Matters. Set forth on Schedule 3.15 is a list of all actions, suits, proceedings, investigations or grievances pending against Acquisition Parent and/or Acquisition Sub or, to the best knowledge of Acquisition Parent or Acquisition Sub, threatened against Acquisition Parent or Acquisition Sub, the business or any property or rights of Acquisition Parent or Acquisition Sub, at law or in equity, before or by any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (“Agencies”). None of the actions, suits, proceedings or investigations listed on Schedule 3.15 either (i) results in or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of Acquisition Parent or Acquisition Sub to carry on its business substantially as now conducted. Neither Acquisition Parent nor Acquisition Sub is subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees.

3.16 Compliance with Laws. Acquisition Parent and Acquisition Sub (a) are in material compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees, and (b) possess all Material Permits.

3.17 Patents, Trademarks and Other Rights. Except as listed on Schedule 3.17, neither Acquisition Parent nor Acquisition Sub owns any right, title and interest in and to, or has the right to use pursuant to a valid license, any Intellectual Property Assets nor have they entered into any agreements relating to Intellectual Property Assets. The conduct of Acquisition Parent’s and/or Acquisition Sub’s businesses has not infringed, misappropriated or conflicted with and does not currently infringe, misappropriate or conflict with any intellectual property right of any person, nor would the future conduct of business as presently contemplated infringe, misappropriate or conflict with any intellectual property right of any person.

3.18 Employees.

(a) Except as set forth on Schedule 3.18(a), neither Acquisition Parent nor Acquisition Sub has, or has ever had previously, any employees.

(b) Neither the execution and delivery of this Agreement by Acquisition Parent or Acquisition Sub or the consummation of the transactions contemplated hereby, including but not limited to the Merger, will (i) entitle any current or former employee of Acquisition Parent or Acquisition Sub to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a “parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)).

(c) Acquisition Parent is in compliance in all material respects with the provisions of the Americans with Disabilities Act.

3.19 Insurance. Acquisition Parent and Acquisition Sub maintain no insurance policies.

3.20 Interests in Customers, Suppliers, Etc. Except as set forth in Schedule 3.20, no shareholder, officer, director or affiliate of Acquisition Parent or Acquisition Sub possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer (of $1000 or more), lessor, lessee or competitor of Acquisition Parent or Acquisition Sub. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.20.

3.21 Officers and Directors. Set forth on Schedule 3.21 is a list of the current officers and directors of Acquisition Parent.

3.22 Bank Accounts and Powers of Attorney. Schedule 3.22 sets forth each bank, savings institution and other financial institution with which Acquisition Parent and Acquisition Sub has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of Acquisition Parent or Acquisition Sub is identified on Schedule 3.22. Except as disclosed on such Schedule, neither Acquisition Parent nor Acquisition Sub has given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

3.23 Absence of Certain Changes or Events. Except as set forth on Schedule 3.23 or as otherwise contemplated by this Agreement, since December 31, 2005, there has not been (a) any damage, destruction or casualty loss to the physical properties of Acquisition Parent or Acquisition Sub (whether or not covered by insurance), (b) any event or circumstance that would have a Material Adverse Effect, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to Acquisition Parent or Acquisition Sub, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock or other securities of Acquisition Parent or Acquisition Sub, any repurchase, redemption or other acquisition by Acquisition Parent of any capital stock or other securities, or any agreement, arrangement or commitment by Acquisition Parent or Acquisition Sub to do so, (e) any increase that is material in the compensation payable or to become payable by Acquisition Parent or Acquisition Sub to its directors, officers, employees or agents or any increase in the rate or terms of any bonus, pension or other employee benefit Plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, except as set forth on Schedule 3.23, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of Acquisition Parent or Acquisition Sub, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by Acquisition Parent or Acquisition Sub, or (g) any capital expenditure (including any capital leases) or commitment therefor by Acquisition Parent or Acquisition Sub in excess of $10,000.

3.24 Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statement and other writings furnished to Target pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, including but not limited to the Merger, are and will be complete and accurate in all material respects. No representation or warranty by Acquisition Parent or Acquisition Sub contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by Acquisition Parent or Acquisition Sub to Target in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to Acquisition Parent or Acquisition Sub (other than general economic or industry conditions) that materially adversely affects or, as far as Acquisition Parent or Acquisition Sub can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Acquisition Parent or Acquisition Sub that has not been set forth in this Agreement or any schedule hereto.

3.25 Working Capital. Acquisition Parent and Acquisition Sub each has sufficient working capital to continue its operations in accordance with its business plan through the Effective Time without the requirement of any further debt or equity investments.

3.26 Absence of Active Trade or Business. Since inception, neither Acquisition Parent nor Acquisition Sub has conducted any active trade or business. The sole activity of Acquisition Parent is described in the third recital on page 1 of this Agreement and Acquisition Sub is newly formed.

3.27 SEC Reports. Since January 2003, Acquisition Parent has timely filed all SEC reports required to be filed and each such report complies with SEC requirements and is true and complete in all material respects.

ARTICLE IV.

COVENANTS OF THE PARTIES

4.1 Course of Conduct by the Parties. From the Plan Date through and until the Effective Time, except as approved in writing or as otherwise permitted or contemplated by this Agreement, the businesses of Target, Acquisition Parent and Acquisition Sub (Target, Acquisition Parent and Acquisition Sub each a “Party” and collectively the “Parties”) shall be conducted only in the ordinary course of business consistent with past practice, and the Parties shall comply with the following covenants:

(a) Capital Expenditures. Neither Acquisition Parent nor Acquisition Sub shall make any capital expenditure or commitments therefore and Target shall not make any capital expenditures or commitments therefor which, when combined with capital expenditures or commitments therefor after March 15, 2006, would exceed $5000.

(b) Certificate of Incorporation; Bylaws. No Party shall make any change in its Certificate of Incorporation or Bylaws except as may be requested by the other Parties in connection with the Merger.

(c) Stock Issuance: Redemptions: Reorganizations. No Party shall (i) issue, grant or dispose of, or make any agreement, arrangement or commitment obligating the issuance, granting or disposal of any of its capital shares or other securities, (ii) redeem or acquire, or make any agreement, arrangement or commitment obligating redemption or acquisition of, any shares of its capital stock or other securities, or (iii) authorize or effect or make any agreement, arrangement or commitment obligating it to effect, any reorganization, recapitalization or split-up of its capital stock. Notwithstanding the foregoing, Target may convert its preferred stock into common stock, issue options to employees and consultants, issue common stock upon exercise of outstanding options and warrants, and issue common stock and common warrants to investors in its ongoing financing per its March 2006 Private Placement Memorandum.

(d) Employee Matters. No Party shall (i) except for increases in compensation of employees required under any collective bargaining agreement, make any increase that is material in the compensation payable or to become payable to any of its officers, employees, or agents, or (ii) make, amend or enter into any employment contract or any bonus, incentive, stock option, profit sharing, pension, retirement, stock purchase, hospitalization, medical reimbursement, insurance, severance benefit or other similar Plan or arrangement or make any voluntary contribution to any such Plan or arrangement.

(e) Insurance Coverage. Each Party shall maintain insurance coverage on the same basis as, or on a substantially equivalent basis to, the current insurance coverage as of the Plan Date.

(f) Business Organization. Each Party shall use commercially reasonable efforts to preserve intact its business organization and to keep available the services of its present officers and employees as a group.

(g) Maintenance of Property. Each Party shall maintain its equipment and other tangible personal property in its present operating condition and repair, ordinary wear and tear excepted. Target will fully perform and pay for all maintenance, painting, repairs, alterations and other work required to be performed by Target as lessee under the Real Property Leases listed on Schedule 2.10 and Schedule 3.10.

(h) Relations with Suppliers, Etc. Each Party will use commercially reasonable efforts to preserve its relationships with its material suppliers, customers, business partners and others having material business dealings with it. Each Party promptly shall notify the other Parties if it is informed by any of its material suppliers, customers or business partners that such parties will or may cease to do business with it either prior to or following the Effective Time.

(i) Incurrence of Debt. No Party will voluntarily incur or assume, whether directly or by way of guaranty or otherwise, any material obligation or liability, except obligations and liabilities incurred in the ordinary course of business, consistent with past practice.

(j) Liens. No Party will mortgage, pledge, encumber, create or allow any Liens not existing on the date hereof upon any of its properties or assets, tangible or intangible, except Liens created in the ordinary course of business, consistent with past practice.

(k) Disposition of Assets. No Party will sell, transfer or otherwise dispose of any of its tangible or intangible property or assets, except for inventory and supplies sold, disposed of or consumed and accounts receivable collected or written off in the ordinary course of business, consistent with past practice. No Party will cancel or forgive any debts or claims except or in the ordinary course of business, consistent with past practice.

(l) Agreements, Leases and Licenses. No Party will amend, terminate before the end of its term, or allow to lapse any material agreement, lease, license or permit to which it is a party or of which it is the holder.

(m) Accounting Practices. No Party will make any material changes in its accounting methods, principles or practices, except as required by GAAP.

(n) Changes in Business Practice. No Party will take any action, the purpose or effect of which is to shift income from post-closing periods to the pre-closing period or to defer expenses from the pre-closing period to post-closing periods, which action is not in the ordinary course of business, consistent with past practice.

(o) Transactions with Affiliates. No Party will enter into any agreement, arrangement or transaction with, or make any payment, distribution, loan or advance to, any of its affiliates, officers, directors or shareholders, except for salaries and travel advances consistent with past practices or as otherwise specifically permitted by this Agreement.

(p) Material Transactions. No Party will enter into any other agreement, course of action or transaction material to it, except in the ordinary course of business, consistent with past practice.

4.2 Approvals and Consents. Each Party shall use its respective reasonable best efforts (i) to cause all conditions to the obligations under this Agreement over which they are able to exercise influence or control to be satisfied prior to the Effective Time and (ii) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

4.3 Investigations. Each Party shall provide each other Party and their representatives and agents such access to books and records and furnish such financial and operating data and other information with respect to its businesses and property as may be reasonably requested from time to time, and permit each other Party and their representatives and agents to make such inspections of properties as they may reasonably request. Each Party shall promptly arrange for each other Party and their representatives and agents to meet with such directors, officers, employees and agents as requested.

4.4 Environmental Inspection. Each Party, at its own cost and expense, shall provide each other Party access to all records and information concerning all Hazardous Substances, used, stored, generated, treated or disposed of, all environmental or safety studies conducted by or on behalf of it and all reports, correspondence or filings to governmental agencies with jurisdiction over Environmental Requirements or Business-Specific Environmental Requirements.

4.5 Records Pertaining to Target and Acquisition Parent.

(a) Turnover of Records. At the Effective Time, Acquisition Parent will deliver or cause to be delivered to Target any records (i) in the possession of the Acquisition Parent (ii) applicable primarily to Acquisition Parent, and (iii) of which Target does not already have copies.

(b) Access to Records. Target shall allow Acquisition Parent and Acquisition Parent shall allow Target, and their representatives, successors and assigns access to all business records and files that pertain in part to it, during normal working hours at its principal place of business, or at any location where such records are stored, and Acquisition Parent, or Target, as the case may be, or their representatives, successors or assigns, shall have the right, at their own expense, to make copies of any such records and files.

(c) Assistance with Records. From and after the Effective Time, Target and Acquisition Parent shall make available to one another, upon written request, (i) its personnel to assist in locating and obtaining records and files maintained by Target and Acquisition Parent, as the case may be, and (ii) any of its personnel, whose assistance or participation is reasonably required in anticipation of, or preparation for, any existing or future third party actions, Tax or other matters in which Target or Acquisition Parent or any of its past, present or future affiliates is involved and which relate to the business of Target or Acquisition Parent, as the case may be.

(d) Auditors’ Work Papers. Target and Acquisition Parent shall each use its best efforts (including, without limitation, furnishing any certificates reasonably requested, and complying with other reasonable requests as a prerequisite to availability) to cause Pannell Kerr Forster of Texas, P.C. (“PKF”), and any other independent accounting firm that has reviewed or prepared a report on any of its financial statements to make available for inspection and copying, at Acquisition Parent’s or Target’s expense, as the case may be, and upon its written request therefor, such accounting firm’s work papers with respect to any such financial statements and shall take all such actions as required by any such accounting firm in connection with such request.

4.6 Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting any Party shall be made after the Plan Date without prior written consent of the other Parties, which shall not be unreasonably withheld.

4.7 Terms of Employment Retention. Acquisition Parent shall cause Target to continue to employ on an at-will basis following the Effective Time all or substantially all of Target’s current employees at the same or substantially equivalent compensation basis (including wages and benefits), in the same or substantially equivalent job function or position. Acquisition Parent agrees to recognize the original hire date recognized and determined by Target for each employee retained by Target for the purposes of determining and providing benefits to such employees.

4.8 Audit. Target has contracted with PKF to audit the financial records of Target for the twelve months ending March 31, 2005 and to provide audited balance sheets as of such date and statements of operations, stockholders equity and cash flow for the period then ended.

4.9 Tax-Free Treatment. The parties intend and agree that the transactions contemplated herein will qualify for Tax-free treatment under Section 368(a)(1)(B) of the Code and the rules and regulations promulgated thereunder. None of the parties will take any action that would be inconsistent with or fail to take any action that is reasonably necessary or appropriate to ensure, the qualification or treatment of the transactions contemplated herein as Tax-free under such provisions, without the prior written consent of the other parties hereto.

4.10 Increase in Acquisition Parent’s Authorized Shares. Prior to the Effective Time Acquisition Parent shall obtain shareholder approval for an amendment to its Certificate of Incorporation providing for an increase in its authorized capital stock to 20,000,000 shares of common stock and 500,000 shares of preferred stock.

4.11 Decrease in Par Value and Stock Split. Within 30 days after the Effective Time, Acquisition Parent shall take action to amend its Certificate of Incorporation to reduce the par value of its common and preferred stock from $1.00 per share to $.001 per share and shall effect a stock split by dividend or otherwise to the effect that the owner of each one share of common stock will own 6.25 shares of Acquisition Parent common stock. As a result of such stock split or dividend, the former owners of Target options and warrants shall have the amount and exercise price of their Acquisition Parent options and warrants restored to their pre-merger amounts and prices.

4.12 Expense Reimbursement. At the Effective Date, upon presentation of receipts for unreimbursed expenses, Target shall pay Allen Campbell, the current President of Acquisition Parent, up to $10,000 for past expenses.

4.13 Options to Former Acquisition Parent Officers and Directors. At the Effective Time of the Merger outstanding options to purchase common stock of Acquisition Parent held by Dermot Butler and Lawrence Cottingham shall terminate, but the outstanding options held by Allen Campbell and Jerry Jarrell shall remain in full force and effect as adjusted for the stock split described in Section 4.11 hereof. Within 30 days after the Effective Time (and following the stock split required by Section 4.11 hereof), Acquisition Parent shall grant new options to the following former officers and directors of Acquisition Parent to purchase shares of common stock of Acquisition Parent, at an exercise price of $2.00 per share, in the following post stock split amounts:

(a)	Allen Campbell	125,000 shares (62,500 vested at Effective Time and 62,500 vested 12 months after the Effective Time)

(b)	Jerry Jarrell	75,000 shares (37,500 vested at Effective Time and 37,500 vested 12 months after the Effective Time)

(c)	Dermot Butler	9,375 shares (vested at Effective Time)

(d)	Lawrence Cottingham	9,375 shares (vested at Effective Time)

4.14 Bylaws, Board of Directors, and Officers. Acquisition Parent shall have taken actions such that its bylaws, board of directors, and officers shall be as described in Section 1.3.

4.15 Releases. Jerry Jarrell, Allen Campbell, Dermot Butler, and Lawrence Cottingham shall enter into agreements providing for full release of all claims and terminating all agreements with Acquisition Parent except for those listed on an exhibit to such agreement.

4.16 Registration Rights. Acquisition Parent shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with Target to provide holders of Target Stock or Target Warrants prior to the Merger with piggyback registration rights as to the Acquisition Parent Common Stock issued in the Merger in exchange for such Target Stock or issuable upon exercise of such Target Warrants or the Series A or B Warrants issued in the Merger mirroring those registration rights contained in Article IV Section 8 of Target’s articles of incorporation in the form attached as Exhibit D.

ARTICLE V.

CONDITIONS TO OBLIGATIONS OF ACQUISITION SUB AND

ACQUISITION PARENT TO CONSUMMATE THE MERGER

The obligations of Acquisition Sub and Acquisition Parent to effect the Merger, and to cause the other transactions contemplated hereby to occur at the Effective Time, shall be subject to the satisfaction or written waivers by Acquisition Parent of each of the following conditions at or prior to the Effective Time:

5.1 Representations and Warranties. Each representation and warranty of Target contained in this Agreement and in any schedule or other disclosure in writing from Target shall be true and correct when made, and shall be true and correct on and as of the Effective Time with the same effect as though such representation and warranty had been made on and as of the Effective Time.

5.2 Covenants. All of the covenants and agreements herein on the part of Target to be complied with or performed on or before the Effective Time shall have been fully complied with and performed.

5.3 Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (a) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, (b) which could, if adversely determined, result in any Material Adverse Effect or (c) as a result of which, in the reasonable judgment of Acquisition Parent, Acquisition Parent would be deprived of the material benefits of the ownership of the Target Stock.

5.4 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Target to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Acquisition Parent, including but not limited to consents and approvals by the boards of directors and shareholders of Target.

5.5 Certificates. Target shall have delivered to Acquisition Parent (i) certificates of the appropriate governmental authorities, dated as of a date not more than twenty (20) days prior to the Effective Time, attesting to the good standing of Target in the State of California; (ii) copies, certified by the Secretary of State of California as of a date not more than twenty (20) days prior to the Closing Date, of the Certificate of Incorporation and all amendments thereto of Target, and attesting to the existence of Target; (iii) a copy, certified by the Secretary of Target, dated no more than ten (l0) days prior to the Effective Time, of the Bylaws of Target; and (iv) a certificate, dated no more than ten (l0) days prior to the Effective Time, of the Secretary of Target relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

5.6 Opinion of Counsel. Acquisition Parent shall have received an opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to Target, dated as of the Effective Time and in form and substance reasonably satisfactory to Acquisition Parent, substantially to the effect that: (a) Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California; (b) the authorized capital stock of Target is as set forth in Section 2.3 hereof; to counsel’s knowledge (subject to compliance with applicable federal and state securities laws), all of such shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of any shareholder of Target; such shares are owned of record by Target shareholders set forth on Schedule 2.3(b), and except as stated on Schedule 2.3(a), such counsel has no knowledge of any outstanding securities convertible into, exchangeable for or carrying the right to acquire capital stock of Target, or any subscriptions, warrants, options, rights or other arrangements or commitments obligating Target to issue or dispose of any capital stock or any ownership therein (provided that any opinion about issued and outstanding stock, warrants, options, or convertible notes, may be based upon counsel’s examination of Target’s applicable ledger; (c) the execution and delivery of this Agreement, the Certificate of Merger, and all other agreements and documents contemplated hereby by Target and the performance by Target of its obligations under this Agreement, and such other agreements and documents do not constitute a violation of or a default under Target’s Certificate of Incorporation or Bylaws (as applicable) or any agreements, arrangements, commitments, orders, judgments or decrees to which they are a party or by which they or their respective assets are bound of which such counsel has knowledge; (d) Target has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and documents contemplated hereby (to which each is a party); the execution and delivery of this Agreement and the other agreements and documents by Target and the performance by Target of its obligations hereunder and under the other agreements and documents have been duly authorized by all requisite corporate action on the part of Target; (e) this Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject to the Equitable Exceptions; (f) to such counsel’s knowledge, there are no actions, suits or proceedings pending or threatened that are required by the terms of Section 2.15 to be described in Schedule 2.15 that are not described therein, and no consent, approval, authorization or other action by, or filing with, any governmental authority, regulatory body or other person is required to be obtained by Target in connection with the execution, delivery or performance by it of its obligations under this Agreement, except for such as have been duly obtained or made; and (g) the private placement of a minimum of $1.5 million of equity required by Section 5.16 hereof was exempt from registration under Federal and State securities laws.

5.7 No Material Adverse Effect. There shall not have been any Material Adverse Effect.

5.8 No Transfers to Affiliates. Except as otherwise expressly contemplated by this Agreement, Target shall not have distributed or transferred any material amount of its assets or properties, or made any material payments, to or for the benefit of any of its affiliates.

5.9 Compliance with Section 4.1. Target shall not have entered into any agreement, commitment or transaction nor shall have taken any other action that would not be in compliance with each provision of Section 4.1.

5.10 Certificate of Merger. The Certificate of Merger shall be fully executed by all parties thereto and shall have been filed with the Secretary of State of Delaware and California.

5.11 Completed Due Diligence. Due Diligence shall have been completed to the reasonable satisfaction of Acquisition Parent.

5.12 Conversion of Outstanding Target Preferred Stock. All currently issued and outstanding preferred stock and convertible notes of Target shall have been converted to common stock.

5.13 Target Private Placement of Equity. Target shall have sold a minimum of $1.5 million of its common stock (together with A and B, and if applicable C Warrants) in a private offering pursuant to a private placement memorandum reviewed and approved by Acquisition Parent.

5.14 Lock-Up Agreements. Acquisition Parent shall have received evidence that Target officers, directors and founders have executed satisfactory Lock-Up Agreements.

ARTICLE VI.

CONDITIONS TO OBLIGATIONS OF TARGET

TO CONSUMMATE THE MERGER

The obligations of Target to effect the Merger and to cause the other transactions contemplated hereby to occur shall be subject to the satisfaction or written waiver by Target of each of the following conditions at or prior to the Effective Time:

6.1 Representations and Warranties. Each representation and warranty of Acquisition Sub and Acquisition Parent contained in this Agreement and in any schedule or other disclosure in writing from Acquisition Sub or Acquisition Parent shall be true and correct when made, and shall be true and correct on and as of the Effective Time with the same effect as though such representation and warranty had been made on and as of the Effective Time.

6.2 Covenants. All of the covenants and agreements herein on the part of Acquisition Sub and Acquisition Parent to be complied with or performed on or before the Effective Time shall have been fully complied with and performed.

6.3 Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

6.4 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Acquisition Sub or Acquisition Parent to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Target, including, but not limited to, consents and approvals by the boards of directors and shareholders of Acquisition Sub and Acquisition Parent, as applicable.

6.5 Certificates. Acquisition Sub and Acquisition Parent shall have delivered to Target (i) certificates of the appropriate governmental authorities, dated as of a date not more than twenty (20) days prior to the Effective Time, attesting to the existence and good standing of Acquisition Parent and Acquisition Sub in the State of Delaware; (ii) copies, certified by the Secretary of State of Delaware as of a date not more than twenty (20) days prior to the Effective Time, of the Certificate of Incorporation and all amendments thereto of Acquisition Parent and Acquisition Sub; (iii) a copy, certified by the Secretary of Acquisition Parent, dated no more than ten (l0) days prior to the Effective Time of the Bylaws of Acquisition Parent; and (iv) a certificate, dated no more than ten (l0) days prior to the Effective Time of the Secretaries of Acquisition Sub and Acquisition Parent relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

6.6 Opinion of Counsel. Target shall have received an opinion of Locke Liddell & Sapp LLP, counsel to Acquisition Sub and Acquisition Parent, dated as of the Effective Time and in form and substance reasonably satisfactory to Target, substantially to the effect that: (a) Acquisition Parent and Acquisition Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) the execution and delivery of this Agreement, the Certificate of Merger, and all other agreements and documents contemplated hereby by Acquisition Sub and Acquisition Parent and the performance by Acquisition Sub and Acquisition Parent of their respective obligations under this Agreement and such other agreements and documents does not constitute a violation of or a default under their Certificate of Incorporation or Bylaws (as applicable) or any agreements, arrangements, commitments, orders, judgments or decrees to which they are a party or by which their assets are bound of which such counsel has knowledge; (c) Acquisition Sub and Acquisition Parent have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and the other agreements and documents contemplated hereby (to the extent each is a party) and the execution and delivery of this Agreement and the other agreements and documents by Acquisition Sub and Acquisition Parent and the performance by Acquisition Sub and Acquisition Parent of their obligations hereunder and under the other agreements and documents have been duly authorized by all requisite corporate action on the part of Acquisition Sub and Acquisition Parent; (d) this Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of Acquisition Sub and Acquisition Parent, respectively, enforceable against Acquisition Sub and Acquisition Parent (to the extent each is a party) in accordance with their respective terms, subject to the Equitable Exceptions and (e) the capitalization of Acquisition Parent and Acquisition Sub is as set forth in Section 3.5 hereof (provided that such opinion may be based upon counsel’s examination of such companies’ stock ledgers or records of its stock transfer agent).

6.7 Certificate of Merger. The Certificate of Merger shall be fully executed by all parties thereto and shall have been filed with the Secretary of State of Delaware and California.

6.8 Amendment to Acquisition Parent Certificate of Incorporation. Acquisition Parent shall have obtained the required shareholder consent for an amendment to its Certificate of Incorporation as required by Section 4.10 hereof.

6.9 No Material Adverse Effect. There shall not have been any Material Adverse Effect.

6.10 Completed Due Diligence. Due Diligence shall have been completed to the reasonable satisfaction of Target.

6.11 Target Private Placement of Equity. Target shall have sold a minimum of $1.5 million of its common stock (together with A and B Warrants) in a private offering pursuant to a private placement memorandum reviewed and approved by Acquisition Parent.

6.12 Lock-Up Agreements. Target shall have received evidence that Allen Campbell, Jerry Jarrell, Dermot Butler, Lawrence Cottingham, Burt Keenan, Black Chaffee and persons receiving shares through Allen Campbell have executed satisfactory Lock-Up Agreements.

6.13 Registration Rights Agreement. Parent shall have entered into the Registration Rights Agreement.

ARTICLE VII.

CLOSING

7.1 Closing. Unless this Agreement is first terminated as provided in Section 8.1, and subject to the satisfaction or waiver of all the conditions set forth in Articles V and VI, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Locke Liddell & Sapp LLP, or such other place as is agreed to by Acquisition Parent and Target, on March 30, 2006 or such other date as the parties may agree upon in writing (the “Closing Date”).

7.2 Filing Certificate of Merger. Concurrently with the delivery of the items described above, the parties will file the Certificate of Merger with the Secretary of State of Delaware and California, or if pre-filed shall cause such Certificate of Merger to be deemed effective as of the Effective Time.

7.3 Conversion of Stock. At the Closing, in addition to the execution and/or delivery of those items required by Articles V and VI, the parties will consummate the conversion of the Target Stock and the Acquisition Sub Stock in accordance with Sections 1.4 and 1.5, respectively, and the exchange of share certificates in accordance with Section 1.7.

ARTICLE VIII.

TERMINATION PRIOR TO EFFECTIVE TIME

8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:

(a) By the written mutual consent of Acquisition Parent and Target;

(b) By Acquisition Parent if any of the conditions set forth in Article V shall not have been fulfilled on or prior to the Closing;

(c) By Target if any of the conditions set forth in Article VI shall not have been fulfilled on or prior to the Closing; or

(d) By any party hereto if the Merger shall not have been effected on or before April 30, 2006, upon five days notice.

8.2 Rights after Termination. Any termination pursuant to this Article VIII shall be without prejudice to the terminating party’s rights and remedies under this Agreement by reason of any violation of this Agreement occurring prior to such termination. In the event of a termination pursuant to this Article VIII, each party shall bear its own costs and expenses incurred with respect to the transactions contemplated hereby.

ARTICLE IX.

MISCELLANEOUS

9.1 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

9.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 10.2 shall be null and void.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

9.4 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.5 Construction. As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

9.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Acquisition Parent and Target. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto (or their permitted successors or assigns). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9.7 Schedules, Etc. All Exhibits and Schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein.

9.8 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, (b) depositing the same with an overnight delivery service, addressed to the party to be notified, postage prepaid with delivery signature requested, (c) delivering the same in person to an officer or agent of such party, or (d) transmitting by facsimile the same with electronic confirmation of receipt.

(i)	If to Acquisition Parent or Acquisition Sub, addressed to it at:

Emerging Delta Corporation

4424 Gaines Ranch Loop #415

Austin, Texas 78735

Attention: Allen Campbell

with copies to:

Locke Liddell & Sapp LLP

100 Congress, Suite 300

Austin, Texas 78701

Facsimile No.: (512) 305-4800

Attn: Curtis R. Ashmos, Esq.

(ii)	If to Target, addressed to:

ALCiS Health, Inc.

560 S. Winchester Blvd., Fifth Floor

San Jose, California 95128

Attention: Brian Berchtold

with copies to:

Landrum & Company, Inc.

1102 Starwood Ct.

San Jose, CA 95120

Facsimile No.: (408) 278-8608

Attn: James F. Landrum, Jr., Esq.

or to such other address or counsel as any party hereto shall specify pursuant to this Section 10.8 from time to time.

9.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF DELAWARE.

9.10 Survival of Covenants, Agreements, Representations and Warranties.

(a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

(b) Representations and Warranties. All representations and warranties contained herein shall terminate upon and not survive the Closing.

9.11 Expenses. Target, on the one hand, and Acquisition Sub and Acquisition Parent, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

9.12 Third Party Beneficiaries. Except as otherwise specifically provided in Article IX, no individual or firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

9.13 Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

9.14 Further Assurances. From time to time after the Effective Time, at the request of any other party but at the expense of the requesting party, each of the parties hereto, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

9.15 Brokers and Agents. Except as disclosed on Schedule 10.15, each party represents and warrants that it has employed no broker or agent in connection with this transaction and agrees to indemnify and hold harmless the other parties against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

[Balance of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Plan Date.

ACQUISITION PARENT:

EMERGING DELTA CORPORATION

By:	/s/ Allen F. Campbell
Allen F. Campbell, President

And:	/s/ Jerry W. Jarrell
Jerry W. Jarrell, Secretary

ACQUISITION SUB:

DELTA ACQUISITION SUB INC.

By:	/s/ Allen F. Campbell
Allen F. Campbell, President

And:	/s/ Jerry W. Jarrell
Jerry W. Jarrell, Secretary

TARGET:

ALCiS HEALTH, INC.

By:	/s/ Brian Berchtold
Brian Berchtold, President

And:	/s/ Mark Lemma
Mark Lemma, Secretary

LIST OF SCHEDULES AND EXHIBITS

Schedule 1.3(g)	Directors of Acquisition Parent Post Merger
Schedule 1.3(h)	Officers of Acquisition Parent Post Merger
Schedule 1.4	Target Shareholder Shares of Acquisition Parent
Schedule 1.6	List of Target Options and Warrant Holders
Schedule 2.3(a)	Target Capital Stock, Notes, Warrants and Options
Schedule 2.3(b)	Target List of Target Shareholders, Shareholder Agreement
Schedule 2.5	Target Financial Statements
Schedule 2.6	Target Accounts Receivable
Schedule 2.7	Target Permits
Schedule 2.8	Target Tax Matters
Schedule 2.9(a)	Target Personal Property
Schedule 2.10	Target Real Property Leases
Schedule 2.11	Target Environmental Matters
Schedule 2.12	Target Contracts
Schedule 2.13	Target Violations
Schedule 2.14	Target Consents
Schedule 2.15	Target Litigation
Schedule 2.17	Target Intellectual Property
Schedule 2.18	Target Employee Benefits
Schedule 2.19	Target Employee Matters
Schedule 2.22	Target Business Relations
Schedule 2.23	Target Officers and Directors
Schedule 2.24	Target Bank Accounts
Schedule 2.25	Target Absence of Certain Changes
Schedule 3.3	Acquisition Parent Consents
Schedule 3.4	Acquisition Parent Financial Statements
Schedule 3.5(b)	Acquisition Parent Capital Stock and Stockholder List
Schedule 3.6	Acquisition Parent Accounts and Notes Receivable
Schedule 3.7	Acquisition Parent Permits
Schedule 3.8	Acquisition Parent Tax Matters
Schedule 3.9	Acquisition Parent Personal Property
Schedule 3.10	Acquisition Parent Real Property Leases
Schedule 3.11	Acquisition Parent Environmental Matters
Schedule 3.12	Acquisition Parent Contracts
Schedule 3.13	Acquisition Parent Violations
Schedule 3.15	Acquisition Parent Litigation
Schedule 3.17	Acquisition Parent Intellectual Property
Schedule 3.18(a)	Acquisition Parent Employees
Schedule 3.20	Acquisition Parent Business Relations
Schedule 3.21	Acquisition Parent Officers and Directors
Schedule 3.22	Acquisition Parent Bank Accounts

Schedule 3.23	Acquisition Parent Absence of Certain Changes
Schedule 10.15	Brokers and Agents

Exhibit A-1	Certificate of Merger
Exhibit A-2	Agreement of Merger
Exhibit B	Form of Acquisition Parent Series A Warrant
Exhibit C	Form of Acquisition Parent Series B Warrant
Exhibit D	Registration Rights Agreement

EXHIBIT A-1

to

AGREEMENT AND PLAN OF MERGER

CERTIFICATE OF MERGER

OF

DELTA ACQUISITION SUB, INC.

INTO

ALCiS HEALTH, INC.

It is hereby certified that:

1. The constituent business corporations participating in the merger herein certified are:

(i) Delta Acquisition Sub, Inc., which is incorporated under the laws of the State of Delaware (“Delta”); and

(ii) ALCiS Health, Inc., which is incorporated under the laws of the State of California (“ALCiS”).

2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by Delta in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware and by ALCiS in accordance with the laws of the State of its incorporation.

3. The name of the surviving corporation in the merger herein certified is ALCiS Health, Inc., which will continue its existence as said surviving corporation under the name “ALCiS, Inc.” upon the effective date of said merger pursuant to the provisions of the laws of the State of its incorporation.

4. The articles certificate of incorporation of ALCiS, as now in force and effect, shall continue to be the articles of incorporation of said surviving corporation until amended and changed pursuant to the provisions of the laws of the State of its incorporation, except that the name of the corporation shall be changed from ALCiS Health, Inc. to ALCiS, Inc. and there shall be added to such articles the authority for the Board of Directors to issue blank check preferred stock.

5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows: 560 South Winchester Blvd., Fifth Floor, San Jose, California 95128.

6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7. The aforesaid surviving corporation does hereby agree that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Delta, as well as for enforcement of any obligation of said surviving corporation arising from the merger herein certified, including any suit or other proceeding to enforce the right, if any, of any stockholder of Delta as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware; does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings; and does hereby specify the following as the address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware: ALCiS, Inc., 560 South Winchester Blvd., Fifth Floor, San Jose, California 95128.

8. The Agreement and Plan of Merger between the aforesaid constituent corporations provides that the merger herein certified shall be effective on March 31, 2006.

DELTA ACQUISITION SUB,
a Delaware corporation

Dated: March 31, 2006	By:	/s/ Allen Campbell
Allen Campbell, President

ALCiS HEALTH, INC.,
a California corporation

Dated: March 31, 2006	By:	/s/ Brian Berchtold
Brian Berchtold, President
Title:

EXHIBIT A-2

to

AGREEMENT AND PLAN OF MERGER

AGREEMENT OF MERGER

Of

ALCIS HEALTH, INC.

And

DELTA ACQUISITION CORPORATION

This Agreement of Merger (the “Agreement”) is made and entered into as of March 31, 2006 (the “Agreement Date”), pursuant to and in accordance with Sections 1101 and 1108, of the California General Corporation Law (the “CGCL”) and Section 252 of the Delaware General Corporation Law (“DGCL”) between ALCiS Health, Inc., a California corporation (“Company”), and Delta Acquisition Sub, Inc., a Delaware corporation (“Merger Sub” and, together with Company, the “Constituent Corporations”). Merger Sub is a wholly owned subsidiary of Emerging Delta Corporation, a Delaware corporation (“Parent”).

RECITALS

A. Parent, Company, and Merger Sub have entered into that certain Agreement and Plan of Merger dated as of March 30, 2006 (the “Merger Agreement”), providing, among other things, for the execution and filing of this Agreement and the merger of the Merger Sub with and into the Company (the “Merger”) after which the Merger Sub will disappear, the Company will be a wholly-owned subsidiary of Parent, and shares and other equity of Parent will be issued to the shareholders of the Company in exchange for their shares and other equity of the Company.

B. The respective Boards of Directors of each of the Constituent Corporations and of Parent deem it advisable and in the best interests of each such corporation and their respective shareholders that Merger Sub be so merged with and into the Company and, as a result, have approved this Agreement and the Merger.

C. The Merger Agreement, this Agreement and the Merger have been approved by the shareholders of Company and by Parent, as the sole shareholder of Merger Sub.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto hereby agree as follows:

1.

THE CONSTITUENT CORPORATIONS

(a) Company. The authorized capital stock of Company consists of twenty million (20,000,000) shares of common stock, $0.001 par value (“Company Common Stock”) and five million (5,000,000) shares of preferred stock, $0.001 par value (“Company Preferred Stock”), of which one million (1,000,000) shares have been designated as Series A Preferred Stock and four million (4,000,000) shares have been designated as Series B Preferred Stock. On the

1

Agreement Date, the Company has four million four hundred sixty-two thousand five hundred (4,462,500) shares of California Common Stock issued and outstanding and two million four hundred fourteen thousand six (2,414,006) shares of Company Preferred Stock issued and outstanding, of which one million (1,000,000) shares are Series A Preferred Stock and one million four hundred fourteen thousand six (1,414,006) shares are Series B Preferred Stock. In addition, the Company has outstanding two hundred thousand (200,0000) options to purchase Company Common Stock, a total of one million fifty-six thousand four hundred (1,056,400) A, B, and C warrants to purchase Company Common Stock, and contractual anti-dilution rights to acquire Company Common Stock associated with shares of Company Common Stock purchased in an offering which closes on the Agreement Date.

(b) Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share (“Merger Sub Common Stock”). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock are outstanding, all of which are validly issued, fully paid and nonassessable and are held by Parent.

2.

THE MERGER

(a) The Merger. At the Effective Time (as defined in Section 2.(b)) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL and DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

(b) Effective Time; Closing. This Agreement and the Merger shall be effective upon the filing of this Agreement and the Officers’ Certificates with the Secretary of State of the State of California (the time of such filing, the “Effective Time”), at or prior to which time there shall have been filed a Certificate of Merger with the Delaware Secretary of State.

(c) Effect of the Merger. The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL and DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d) Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company, as amended and attached hereto as Exhibit A, shall be the articles of incorporation of the Surviving Corporation.

2

(e) Effect on Capital Stock. Subject to the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities, the following shall occur at the Effective Time:

(A) Company Stock. Each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into the right to receive Parent equity as follows. The shares of Company Common Stock and Preferred Stock issued to and then outstanding and held by shareholders of the Company shall be converted into the right to receive .16 of one outstanding share of Parent common stock, $1.00 par value per share, with any fractional shares resulting from this exchange formula rounded down to the nearest share. No cash in lieu of fractional shares will be paid. In addition, at the Effective Time, as part of such conversion, each holder of one share of Company Series A Preferred Stock or Series B Preferred Stock immediately prior to the Merger will receive one Series A Warrant or Series B Warrant of Parent, respectively.

(B) Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(C) Conversion of Company Warrants and Options and Rights; Assumption of Company Plan by Parent. At the Effective Time of the Merger, each warrant of the Company and each option of the Company to purchase one share of Company Common Stock or Preferred Stock that is outstanding and unexercised immediately prior to the Effective Time of the Merger shall be converted automatically into one (1) warrant or option to purchase .16 of one share of Parent common stock at an option or conversion price equal to 6.25 times the current exercise price. Any fractional shares resulting from such exchange shall be rounded down to the nearest share. All other terms of such options and warrants shall remain unchanged. Each holder of contractual anti-dilution rights in the offering of Company Common Stock which closes on or after the Agreement Date but prior to the Effective Time will receive one Series B Warrant per share of Company Common stock purchased in such offering. At the Effective Time, Parent shall assume the Company’s 2004 Stock Plan (the “2004 Plan”), and the number of shares of Parent common stock reserved thereunder shall be the number of shares of Company Common Stock reserved thereunder times .16. The duration and other terms of the 2004 Plan shall remain the same, provided that all references to the Company shall be deemed to be references to Parent.

3.

MISCELLANEOUS

(a) Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Company, Parent or Merger Sub, the officers and directors of Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

3

(b) Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same agreement.

(c) Choice of Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California without giving effect to principles of conflicts of laws.

*****

4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ALCIS HEALTH, INC.

By:	/s/ Brian Berchtold
Brian Berchtold
President

And:	/s/ Mark Lemma
Mark Lemma
Secretary

DELTA ACQUISITION SUB, INC.

By:	/s/ Allen F. Campbell
Allen F. Campbell
President

And:	/s/ Jerry W. Jarrell
Jerry W. Jarrell
Secretary

EMERGING DELTA CORPORATION

By:	/s/ Allen F. Campbell
Allen F. Campbell
President

And:	/s/ Jerry W. Jarrell
Jerry W. Jarrell
Secretary

EXHIBIT A

ARTICLES OF INCORPORATION

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

ALCIS, INC.

ARTICLE I — NAME

The name of this corporation is ALCIS, INC.

ARTICLE II — NATURE OF BUSINESS

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III — STOCK

This corporation is authorized to issue two classes of shares to be designated respectively, Common Stock and Preferred Stock. The total number of shares which this corporation is authorized to issue is 25,000,000 shares. The number of shares of Common Stock this corporation is authorized to issue is 20,000,000, with a par value of $0.001, and the number of shares of Preferred Stock this corporation is authorized to issue is 5,000,000, with a par value of $0.001.

The board of directors of this corporation (the “Board of Directors”) is authorized to determine and alter the rights, preferences, privileges, and restrictions of the Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares in the series. In case the number of shares of Preferred Stock of any series shall be so decreased, the shares of Preferred Stock constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of Preferred Stock of such series.

ARTICLE IV — LIMITATION OF LIABILITY

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and shareholders through bylaws provisions or through agreements with the agents, or both, in excess of the indemnifications otherwise permitted under Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

ALCIS HEALTH, INC.

OFFICERS’ CERTIFICATE OF APPROVAL OF MERGER

The undersigned, Brian Berchtold and Mark Lemma, hereby certify that:

1. They are the President and Secretary, respectively of ALCiS Health, Inc., a California corporation (“Company”).

2. The Agreement of Merger to which this Certificate is attached (the “Merger Agreement”), providing for the merger (the “Merger”) of Delta Acquisition Sub, Inc., a Delaware corporation, with and into the Company, was duly approved by the board of directors and shareholders of Company.

3. The authorized capital stock of Company consists of 20,000,000 shares of common stock, $0.001 par value per share (“Company Common”) and 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Company Preferred”), of which 1,000,000 shares are designated Series A Preferred Stock (“Series A Preferred”), and 4,000,000 shares are designated Series B Preferred Stock (“Series B Preferred”). There were outstanding and entitled to vote on the Agreement of Merger 3,450,000 shares of Company Common, 1,000,000 shares of Series A Preferred and 1,414,006 shares of Series B Preferred, all of which are validly issued, fully paid and nonassessable.

4. The votes of each of (a) holders of a majority of the shares of Company Common, Series A Preferred, and Series B Preferred, voting together as a single class, (b) holders of a majority of the shares of Company Common, voting as a separate class, and (c) holders of a majority of Company Series A and B Preferred, voting together as a separate class, were required to approve the Merger and the principal terms of the Merger Agreement.

5. The percentage of the outstanding shares of each class of the Company’s shares entitled to vote on the Merger and the Merger Agreement equaled or exceeded the vote required.

[Signatures Follow on a Separate Page]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 31, 2006

By:	/s/ Brian Berchtold
Brian Berchtold
President

And:	/s/ Mark Lemma
Mark Lemma
Secretary

DELTA ACQUISITION SUB, INC.

OFFICERS’ CERTIFICATE OF APPROVAL OF MERGER

The undersigned, Allen F. Campbell and Jerry W. Jarrell, hereby certify that:

1. They are the President and Secretary, respectively, of Delta Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”).

2. The Agreement of Merger to which this Certificate is attached (the “Merger Agreement”), providing for the merger (the “Merger”) of Merger Sub, with and into ALCiS Health, Inc., a California corporation, was duly approved by the board of directors and by the sole shareholder of Merger Sub.

3. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share (“Merger Sub Common Stock”). The total number of shares of Merger Sub Common Stock entitled to vote on the Merger Agreement was 1,000 shares. A vote of more than 50% of the outstanding shares of Merger Sub Common Stock was required to approve the Merger and the principal terms of the Merger Agreement.

4. The Merger and the principal terms of the Merger Agreement were approved by the consent of Merger Sub’s sole shareholder holding 100% of Company’s issued and outstanding shares, which vote exceeded the vote required.

5. No vote of the shareholders of Emerging Delta Corporation, a Delaware corporation and Merger Sub’s sole shareholder, was required to approve the Merger Agreement and the Merger.

[Signatures Follow on a Separate Page]

We further declare under penalty of perjury under the laws of the States of California and Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 31, 2006

By:	/s/ Allen F. Campbell
Allen F. Campbell
President

By:	/s/ Jerry W. Jarrell
Jerry W. Jarrell
Secretary

EXHIBIT B

to

AGREEMENT AND PLAN OF MERGER

FORM OF ACQUISITION PARENT SERIES A WARRANT

THIS WARRANT AND THE SHARES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

No. W-	March 31, 2006

SERIES A WARRANT TO PURCHASE COMMON STOCK

OF

ALCiS HEALTH, INC.

Introduction

             (“Holder”) was the holder of              shares of Series A Preferred Stock of ALCiS Health, Inc., a California corporation (“ALCiS-CA”), such number of shares being referred to as the “Number”. Holder had or was to obtain ratchet anti-dilution protection in connection with such shares based upon a price of $1.00 per share (the “Issue Price”). This warrant is being granted to Holder to replace such protection which would otherwise have been lost in connection with a merger involving ALCiS-CA in which Holder obtained shares of common stock of ALCiS Health, Inc, a Delaware corporation (the “Company”).

Agreement

This certifies that Holder is entitled, subject to the terms and conditions set forth below, to purchase from the Company, in whole or in part, fully paid and nonassessable shares (the “Warrant Shares”) of its $1.00 par value common stock (“Common Stock”) at the Exercise Price (as defined in Section 2) from time to time. The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below and all references to “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. The term “Warrant” as used herein shall mean this Warrant, and any warrants delivered in substitution or exchange therefor as provided herein.

1. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m., Pacific standard time, on the earlier of (i) six (6) months following the effective date of a registration statement under the Securities Exchange Act of 1934 filed by the Company with the Securities and Exchange Commission covering Common Stock of the Company, (ii) upon trading of Company Common Stock in a public market or (iii) March 31, 2009. This Warrant shall expire prior to the end of Exercise Period if and when it has been exercised in full.

2. Exercise Price. The Exercise Price shall be equal to the then par value of the Warrant Shares, which is currently $1.00 but is expected to become $0.001 shortly.

3. Exercise of Warrant. This Warrant shall become exercisable each time the Company issues stock other than “Excluded Shares” for a consideration below the then “Strike Price” as such terms are defined below. Excluded Shares are (i) shares issued pursuant to the Company’s stock option plan, not to exceed 1,300,000 shares or any greater amount approved by a vote of the Common Stock, voting as a separate class (as adjusted for any stock split, stock dividend or recapitalization or like event of the Company), (ii) shares issued as placement fees relating to the sale of Common Stock, (iii) shares given in conjunction with the purchase of technology from the patent holder/manufacturer of Company products, (iv) shares issued pursuant to the approval by a two-thirds vote of Common Stock shareholders, voting as a separate class (as adjusted for any stock split, stock dividend or recapitalization or like event of the Company) which approval includes that this Warrant and warrants similar to this Warrant not become exercisable as a result of such issuance. The Strike Price shall initially be the Issue Price. The Strike Price shall be adjusted from time to time to become any price per share lower than the then current Strike Price at which the Company issues stock other than Excluded Shares. The number of shares as to which this Warrant shall become exercisable shall be equal to the Number times the difference between (a) the ratio of the Strike Price immediately before the triggering issuance to the Strike Price immediately after the triggering issuance and (b) one (1). For example, if the Company were to issue any non-Excluded Shares at $0.50 per share, then the Warrant would become exercisable for the Number of shares of Common Stock. Upon each such triggering issuance, the Company shall give notice the Holder and the Warrant shall become exercisable for thirty (30) days thereafter. For these purposes, the consideration received for shares being issued by the Company shall be determined by the Company board of directors, whose determination shall be final, binding, and conclusive for these purposes.

This Warrant may be exercised by the Holder by delivery of a photocopy of this Warrant to the Company, with an originally executed copy of the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder appearing on the books of the Company) during the Exercise Period, and the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds to a bank account specified by the Company, or by certified or bank cashier’s check, of the Exercise Price for the number of Warrant Shares specified in the Exercise Notice in lawful money of the United States of America.

The Company agrees that such Warrant Shares shall be deemed to be issued to the Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form shall be delivered to the Holder as promptly as practicable, and in any event within ten (10) days, thereafter. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Holder a new Warrant evidencing the rights to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant. No adjustments shall be made on Warrant Shares issuable on the exercise of this Warrant for any cash dividends paid or payable to holders of record of Common Stock prior to the date as of which the Holder shall be deemed to be the record holder of such Warrant Shares. The Company shall pay all expenses, taxes, and other charges payable in connection with the preparation, execution, and delivery of stock certificates pursuant to this Section 3.

4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

6. Rights of Shareholder. Subject to Sections 9 and 11 of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance of assets, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.

7. Transfer of Warrant.

A. Warrant Register. The Company will maintain a register (the “Warrant Register”) containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change his address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

B. Warrant Agent. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 7(A) above,

issuing the Warrant Shares or other securities then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing. Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, shall be made at the office of such agent.

C. Transferability and Nonnegotiability of Warrant. This Warrant may be transferred persons receiving shares described in the Introduction to this Warrant if such persons are “affiliates” of the Holder, as defined in Rule 405, as promulgated by the Securities and Exchange Commission (the “SEC”) or, with the prior written consent of the Company, to other persons, provided that such transferee agrees to be bound by the other restrictions on transfer applicable to the Warrant Shares. Notwithstanding the foregoing, this Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). However, no investment representation letter or opinion of counsel shall be required for any transfer of this Warrant (or any portion thereof) or any shares of Common Stock issued upon exercise hereof in compliance with Rule 144(k) and no opinion of counsel shall be required for any transfer of this Warrant (or any portion thereof) in compliance with Rule 144A; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 7(C). Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (the “Act”), title to this Warrant may be transferred by endorsement (by the Holder executing the Assignment Form annexed hereto) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

D. Exchange of Warrant Upon a Transfer. On surrender of this Warrant for transfer, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with the Act and with the limitations on assignments and transfers and contained in this Section 7, the Company at its expense shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof.

E. Compliance with Securities Laws.

i. The Holder of this Warrant, by acceptance hereof, represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended, as presently in effect.

ii. The Holder acknowledges that this Warrant is being, and the Warrant Shares would be, acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares except under circumstances that will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

iii. This Warrant and Warrant Shares shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

THIS WARRANT AND THE SHARES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

The Company agrees to remove promptly, upon the request of the holder of this Warrant or the Warrant Shares, the legend set forth in Section 7(E)(iii) above from the documents/certificates for such securities upon full compliance with this Agreement and either Rule 144(k) or after a sale in the public market in compliance with Rule 144.

8. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares and, from time to time, will take all steps necessary to amend its Articles of Incorporation to provide sufficient reserves of shares of Common Stock for the issuance of the Warrant Shares. The Company further covenants that all Warrant Shares, upon exercise of this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).

9. Notices.

A. In case:

i. the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

ii. of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation; or

iii. of any voluntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed no later than the time similar notice is mailed to the holders of Company Common Stock.

B. All such notices, advices and communications as required by the terms of this Warrant shall be made and be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of next day courier service such as Federal Express, one business day after it is delivered to the courier service for US addresses and two business days for foreign addresses, and (iii) in the case of mailing by certified mail, on the third business day following the date of such mailing if sent to a U.S. address and on the tenth (10th) business day following the date of such mailing if sent to an address outside the U.S.

10. Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company or the Holder of the Warrant against which enforcement of such change, waiver, discharge or termination is sought; provided, however, that this Warrant may also be amended by an instrument in writing signed by the Company and approved by holders of warrants similar to this Warrant whose warrants comprise a majority of the sum of the “Number” covered by all such warrants. An amendment of rights, preferences, or privileges of the Common Stock, including a change in the par value of the Common Stock; an event described in Section 9A or 11A of this Warrant; or any other like action shall not be treated as an amendment of this Warrant. 11. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows: A. Reclassification, etc. If the Company, at any time while this Warrant, or any portion thereof, remains outstanding and unexpired, by reorganization or reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reorganization or reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 11.

B. Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion thereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, then (i) in the case of a split or subdivision, the securities issuable upon exercise of this Warrant shall be proportionately increased (by an adjustment to the Number), and (ii) in the case of a combination, the securities issuable upon exercise of this Warrant shall be proportionately decreased(by an adjustment to the Number). There shall be no adjustment in the Exercise Price (unless the par value changes accordingly).

C. Adjustments for Distributions in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible Shareholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend or otherwise, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 11. Notwithstanding the foregoing, the planned 5.25 common stock dividend of the Company, if and when effected, shall be treated as a 6.25 to 1 stock split and the Number shall accordingly be multiplied by 6.25 (and the Exercise Price shall not change unless the par value changes).

D. Mergers, Consolidation, or Asset Sale. This Warrant shall terminate on any merger or consolidation of the Company with or into another corporation, or the sale of substantially all of its assets to another corporation, in which the Company is not the surviving entity other than a merger to effect a change in domicile of the Company.

E. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 11, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

F. No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. An event described above in this subsections A, B, C, and D of this Section 11 for which appropriate adjustment is made or an event described in Section 9A of which the Holder is given timely notice pursuant to Section 9, shall not be deemed under any circumstance to be an impairment of this Warrant.

12. Miscellaneous.

A. This Warrant shall be governed by the internal laws of the State of California as applied to agreements entered into in the State of California by and among residents of the State of California, without reference to the conflicts of laws provisions therein.

B. In the event of a dispute with regard to the interpretation of this Warrant, the prevailing party may collect the cost of attorney’s fees, litigation expenses or such other expenses as may be incurred in the enforcement of the prevailing party’s rights hereunder.

C. This Warrant shall be exercisable as provided for herein, except that in the event that the expiration date of this Warrant shall fall on a Saturday, Sunday and or United States federally recognized Holiday, the expiration date for this Warrant shall be extended to 5:00 p.m. Pacific standard time on the business day following such Saturday, Sunday or recognized Holiday.

D. This Warrant and any document or agreements executed by the parties pursuant to this Warrant constitute the full and complete understanding of the parties hereto with respect to the subject matter hereof and supersede all previous agreements or understandings, written or oral, between the parties with respect thereto, including, without limitation, the Letter..

E. The Warrant Shares are subject to a Registration Rights Agreement to which ALCiS-CA and the Company are a party.

In witness whereof, ALCiS Health, Inc., a Delaware corporation, has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: March 31, 2005

Company:

ALCiS Health, Inc.

By
Brian Berchtold, President

NOTICE OF EXERCISE

To: ALCiS Health, Inc., a Delaware corporation

The undersigned hereby elects to purchase              shares of Common Stock of ALCiS Health, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock to be issued upon conversion thereof are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)

Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Signature)

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	Number of Shares

and does hereby irrevocably constitute and appoint Attorney                                          to make such transfer on the books of ALCiS Health, Inc., a Delaware corporation (the “Company”), maintained for the purpose, with full power of substitution in the premises.

If the Assignee is an “affiliate”, as defined in Rule 405, promulgated by the SEC, please explain the basis for such determination:

                                                                                                                                                                                                                   .

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Warrant and the shares of stock to be issued upon exercise hereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Warrant or any shares of stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws. Further, the Assignee has acknowledged that upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale.

Dated:                     .

Signature of Holder

EXHIBIT C

to

AGREEMENT AND PLAN OF MERGER

FORM OF ACQUISITION PARENT SERIES B WARRANT

THIS WARRANT AND THE SHARES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

No. W-	March 31, 2006

SERIES B WARRANT TO PURCHASE COMMON STOCK

OF

ALCiS HEALTH, INC.

Introduction

                                              (“Holder”) [was the holder of              shares of Series B Preferred Stock] [subscribed during March, 2006, to purchase              shares of Common Stock]** of ALCiS Health, Inc., a California corporation (“ALCiS-CA”), such number of shares being referred to as the “Number”). Holder had or was to obtain ratchet anti-dilution protection in connection with such shares based upon a price of $2.00 per share (the “Issue Price”). This warrant is being granted to Holder to replace such protection which would otherwise have been lost in connection with a merger involving ALCiS-CA in which Holder obtained shares of common stock of ALCiS Health, Inc, a Delaware corporation (the “Company”).

**	Cross-Out whichever bracketed phrase is inapplicable

Agreement

This certifies that Holder is entitled, subject to the terms and conditions set forth below, to purchase from the Company, in whole or in part, fully paid and nonassessable shares (the “Warrant Shares”) of its $1.00 par value common stock (“Common Stock”) at the Exercise Price (as defined in Section 2) from time to time. The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below and all references to “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. The term “Warrant” as used herein shall mean this Warrant, and any warrants delivered in substitution or exchange therefor as provided herein.

1. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m., Pacific standard time, on the earlier of (i) six (6) months following the effective date of a registration statement under the Securities Exchange Act of 1934 filed by the Company with the Securities and Exchange Commission covering Common Stock of the Company, (ii) upon trading of Company Common Stock in a public market or (iii) March 31, 2009. This Warrant shall expire prior to the end of Exercise Period if and when it has been exercised in full.

2. Exercise Price. The Exercise Price shall be equal to the then par value of the Warrant Shares, which is currently $1.00 but is expected to become $0.001 shortly.

3. Exercise of Warrant. This Warrant shall become exercisable each time the Company issues stock other than “Excluded Shares” for a consideration below the then “Strike Price” as such terms are defined below. Excluded Shares are (i) shares issued pursuant to the Company’s stock option plan, not to exceed 1,300,000 shares or any greater amount approved by a vote of the Common Stock, voting as a separate class (as adjusted for any stock split, stock dividend or recapitalization or like event of the Company), (ii) shares issued as placement fees relating to the sale of Common Stock, (iii) shares given in conjunction with the purchase of technology from the patent holder/manufacturer of Company products, (iv) shares issued pursuant to the approval by a two-thirds vote of Common Stock shareholders, voting as a separate class (as adjusted for any stock split, stock dividend or recapitalization or like event of the Company) which approval includes that this Warrant and warrants similar to this Warrant not become exercisable as a result of such issuance. The Strike Price shall initially be the Issue Price. The Strike Price shall be adjusted from time to time to become any price per share lower than the then current Strike Price at which the Company issues stock other than Excluded Shares. The number of shares as to which this Warrant shall become exercisable shall be equal to the Number times the difference between (a) the ratio of the Strike Price immediately before the triggering issuance to the Strike Price immediately after the triggering issuance and (b) one (1). For example, if the Company were to issue any non-Excluded Shares at $0.50 per share, then the Warrant would become exercisable for three times the Number of shares of Common Stock. Upon each such triggering issuance, the Company shall give notice the Holder and the Warrant shall become exercisable for thirty (30) days thereafter. For these purposes, the consideration received for shares being issued by the Company shall be determined by the Company board of directors, whose determination shall be final, binding, and conclusive for these purposes.

This Warrant may be exercised by the Holder by delivery of a photocopy of this Warrant to the Company, with an originally executed copy of the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder appearing on the books of the Company) during the Exercise Period, and the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds to a bank account specified by the Company, or by certified or bank cashier’s check, of the Exercise Price for the number of Warrant Shares specified in the Exercise Notice in lawful money of the United States of America.

The Company agrees that such Warrant Shares shall be deemed to be issued to the Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form shall be delivered to the Holder as promptly as practicable, and in any event within ten (10) days, thereafter. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Holder a new Warrant evidencing the rights to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant. No adjustments shall be made on Warrant Shares issuable on the exercise of this Warrant for any cash dividends paid or payable to holders of record of Common Stock prior to the date as of which the Holder shall be deemed to be the record holder of such Warrant Shares. The Company shall pay all expenses, taxes, and other charges payable in connection with the preparation, execution, and delivery of stock certificates pursuant to this Section 3.

4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

6. Rights of Shareholder. Subject to Sections 9 and 11 of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance of assets, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.

7. Transfer of Warrant.

A. Warrant Register. The Company will maintain a register (the “Warrant Register”) containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change his address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

B. Warrant Agent. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 7(A) above, issuing the Warrant Shares or other securities then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing. Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, shall be made at the office of such agent.

C. Transferability and Nonnegotiability of Warrant. This Warrant may be transferred persons receiving shares described in the Introduction to this Warrant if such persons are “affiliates” of the Holder, as defined in Rule 405, as promulgated by the Securities and Exchange Commission (the “SEC”) or, with the prior written consent of the Company, to other persons, provided that such transferee agrees to be bound by the other restrictions on transfer applicable to the Warrant Shares. Notwithstanding the foregoing, this Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). However, no investment representation letter or opinion of counsel shall be required for any transfer of this Warrant (or any portion thereof) or any shares of Common Stock issued upon exercise hereof in compliance with Rule 144(k) and no opinion of counsel shall be required for any transfer of this Warrant (or any portion thereof) in compliance with Rule 144A; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 7(C). Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (the “Act”), title to this Warrant may be transferred by endorsement (by the Holder executing the Assignment Form annexed hereto) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

D. Exchange of Warrant Upon a Transfer. On surrender of this Warrant for transfer, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with the Act and with the limitations on assignments and transfers and contained in this Section 7, the Company at its expense shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof.

E. Compliance with Securities Laws.

i. The Holder of this Warrant, by acceptance hereof, represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended, as presently in effect.

ii. The Holder acknowledges that this Warrant is being, and the Warrant Shares would be, acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares except under circumstances that will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

iii. This Warrant and Warrant Shares shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

THIS WARRANT AND THE SHARES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

The Company agrees to remove promptly, upon the request of the holder of this Warrant or the Warrant Shares, the legend set forth in Section 7(E)(iii) above from the documents/certificates for such securities upon full compliance with this Agreement and either Rule 144(k) or after a sale in the public market in compliance with Rule 144.

8. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares and, from time to time, will take all steps necessary to amend its Articles of Incorporation to provide sufficient reserves of shares of Common Stock for the issuance of the Warrant Shares. The Company further covenants that all Warrant Shares, upon exercise of this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).

9. Notices.

A. In case:

i. the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

ii. of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation; or

iii. of any voluntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed no later than the time similar notice is mailed to the holders of Company Common Stock.

B. All such notices, advices and communications as required by the terms of this Warrant shall be made and be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of next day courier service such as Federal Express, one business day after it is delivered to the courier service for US addresses and two business days for foreign addresses, and (iii) in the case of mailing by certified mail, on the third business day following the date of such mailing if sent to a U.S. address and on the tenth (10th) business day following the date of such mailing if sent to an address outside the U.S.

10. Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company or the Holder of the Warrant against which enforcement of such change, waiver, discharge or termination is sought; provided, however, that this Warrant may also be amended by an instrument in writing signed by the Company and approved by holders of warrants similar to this Warrant whose warrants comprise a majority of the sum of the “Number” covered by all such warrants. An amendment of rights, preferences, or privileges of the Common Stock, including a change in the par value of the Common Stock; an event described in Section 9A or 11A of this Warrant; or any other like action shall not be treated as an amendment of this Warrant.

11. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

A. Reclassification, etc. If the Company, at any time while this Warrant, or any portion thereof, remains outstanding and unexpired, by reorganization or reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reorganization or reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 11.

B. Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion thereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, then (i) in the case of a split or subdivision, the securities issuable upon exercise of this Warrant shall be proportionately increased (by an adjustment to the Number), and (ii) in the case of a combination, the securities issuable upon exercise of this Warrant shall be proportionately decreased (by an adjustment to the Number). There shall be no adjustment in the Exercise Price (unless the par value changes accordingly).

C. Adjustments for Distributions in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible Shareholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend or otherwise, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 11. Notwithstanding the foregoing, the planned 5.25 common stock dividend of the Company, if and when effected, shall be treated as a 6.25 to 1 stock split and the Number shall accordingly be multiplied by 6.25 (and the Exercise Price shall not change unless the par value changes).

D. Mergers, Consolidation, or Asset Sale. This Warrant shall terminate on any merger or consolidation of the Company with or into another corporation, or the sale of substantially all of its assets to another corporation, in which the Company is not the surviving entity other than a merger to effect a change in domicile of the Company.

E. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 11, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

F. No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. An event described above in this subsections A, B, C, and D of this Section 11 for which appropriate adjustment is made or an event described in Section 9A of which the Holder is given timely notice pursuant to Section 9, shall not be deemed under any circumstance to be an impairment of this Warrant.

12. Miscellaneous.

A. This Warrant shall be governed by the internal laws of the State of California as applied to agreements entered into in the State of California by and among residents of the State of California, without reference to the conflicts of laws provisions therein.

B. In the event of a dispute with regard to the interpretation of this Warrant, the prevailing party may collect the cost of attorney’s fees, litigation expenses or such other expenses as may be incurred in the enforcement of the prevailing party’s rights hereunder.

C. This Warrant shall be exercisable as provided for herein, except that in the event that the expiration date of this Warrant shall fall on a Saturday, Sunday and or United States federally recognized Holiday, the expiration date for this Warrant shall be extended to 5:00 p.m. Pacific standard time on the business day following such Saturday, Sunday or recognized Holiday.

D. This Warrant and any document or agreements executed by the parties pursuant to this Warrant constitute the full and complete understanding of the parties hereto with respect to the subject matter hereof and supersede all previous agreements or understandings, written or oral, between the parties with respect thereto, including, without limitation, the Letter..

E. The Warrant Shares are subject to a Registration Rights Agreement to which ALCiS-CA and the Company are a party.

In witness whereof, ALCiS Health, Inc., a Delaware corporation, has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: March 31, 2005

Company:

ALCiS Health, Inc.

By
Brian Berchtold, President

NOTICE OF EXERCISE

To: ALCiS Health, Inc., a Delaware corporation

The undersigned hereby elects to purchase                      shares of Common Stock of ALCiS Health, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock to be issued upon conversion thereof are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)

Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Signature)

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	Number of Shares

and does hereby irrevocably constitute and appoint Attorney                                          to make such transfer on the books of ALCiS Health, Inc., a Delaware corporation (the “Company”), maintained for the purpose, with full power of substitution in the premises.

If the Assignee is an “affiliate”, as defined in Rule 405, promulgated by the SEC, please explain the basis for such determination:

                                                                                                                                                                                                                   .

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Warrant and the shares of stock to be issued upon exercise hereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Warrant or any shares of stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws. Further, the Assignee has acknowledged that upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale.

Dated:                     .

Signature of Holder

EXHIBIT D

to

AGREEMENT AND PLAN OF MERGER

ALCIS HEALTH, INC.

REGISTRATION RIGHTS AGREEMENT

March 31, 2005

ALCIS HEALTH, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (“Agreement”) is made as of March 31, 2006, by and between Emerging Delta Corporation, a Delaware corporation (the “Company”) and ALCiS Health, Inc., a California corporation (“ALCiS”) on behalf of its shareholders and holders of warrants.

Background and Recitals

A. Certain of the shareholders and warrant holders of ALCiS currently hold piggyback registration rights.

B. ALCiS, the Company, and a subsidiary of the Company are doing a reverse triangular merger (the “Merger”) after which ALCiS will be a wholly-owned subsidiary of the Company and ALCiS shareholders and warrant holders will become stockholders and warrant holders of the Company.

C. ALCiS shareholders and warrant holders desire to continue to have registration rights on the Company shares and warrants they obtain by virtue of the Merger.

Agreement

Based upon the facts and premises contained in the above Background and Recitals, and in consideration of the mutual promises below, the parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1 Closing. “Closing” means the date the Merger becomes effective.

1.2 Commission. “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.3 Common Share. “Common Share” means a share of the Company’s Common Stock, which at the Closing $1.00 par value but which are expected to shortly become $0.001 par value.

1.4 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

1.5 Holder. “Holder” means an Investor who holds Registrable Securities or a holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 2.5 hereof.

1.6 Investor. “Investor” means a person who before the Merger was a shareholder of ALCiS or who held Warrants.

1.7 Other Stockholder. “Other Stockholder” means a person, other than a Holder, who, by virtue of agreements with the Company, is entitled to include his or its securities in certain registrations hereunder.

1.8 Registrable Securities. “Registrable Securities” mean Common Shares (1) issued or issuable in the Merger, (2) issuable upon exercise of Company warrants which are issued or issuable in the Merger as a result of Warrants, (3) issuable upon exercise of Company Series A or Series B Warrants which are issued or issuable in the Merger or (4) issued as a dividend or other distribution with respect to or in exchange for or in replacement of the Registrable Securities; provided, however, that Registrable Securities shall not include any Common Shares that have previously been registered or which have been sold to the public.

1.9 Register. The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

1.10 Registration Expenses. “Registration Expenses” mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, and the reasonable fees and disbursements of one counsel for all Holders in the event of each registration provided for under Sections 2.1 hereof, but shall not include Selling Expenses.

1.11 Rule 144. “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

1.12 Rule 145. “Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

1.13 Securities Act. “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

1.14 Selling Expenses. “Selling Expenses” mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and fees and disbursements of counsel for any selling Holder (other than the fees and disbursements of one counsel included in Registration Expenses).

1.15 Warrants. “Warrants” means any warrants of ALCiS outstanding prior to the Merger.

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2. REGISTRATION RIGHTS

2.1 Company Registration

(a) Company Registration. If the Company elects to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company shall:

(1) promptly give to each Holder written notice of such registration; and

(2) use the Company’s best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in subsection (b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any Holder and received by the Company within 20 days after the written notice from the Company described in clause (1) above is mailed or delivered by the Company.

Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting

(1) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to subsection (a)(1) above. In such event, the right of any Holder to registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

(2) Notwithstanding any other provision of this Section 2.1, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten after the inclusion of all of the shares that the Company desires to sell for its own behalf and all shares being sold for the account of a security holder or holders exercising their respective demand registration rights, the representative may exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and Section 2.6 will be applicable to determine the number of Registrable Securities to be included in the registration and underwriting and their allocation among the Holders. If any person does not agree to the terms of any such underwriting, he shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

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(3) If shares are so withdrawn from the registration and if the number of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 2.6.

2.2 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Section 2.1 above shall be borne by the Company; provided, however, that all Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

2.3 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Article 2.

2.4 Subsequent Registration Rights. Should the Company grant rights to Register securities to Other Holders that are more favorable to the Other Holders then the rights granted to the Holders under this Agreement, then the Company shall notify the Holders of such grant and the Holders shall have thirty (30) days to elect to replace their rights to Register securities under this Agreement with such rights granted to Other Holders.

2.5 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Article 2 may be transferred or assigned by a Holder only if such persons are “affiliates” of the Holder, as defined in Rule 405, as promulgated by the Commission or, with the prior written consent of the Company, to other persons, provided that such transferee agrees in writing to be bound by the obligations imposed under this Agreement.

2.6 Allocation of Registration Opportunities. In any circumstance in which all of the Registrable Securities and other Common Shares with registration rights (the “Other Shares”) requested to be included in a registration on behalf of the Holders or Other Stockholders cannot be so included as a result of limitations of the aggregate number of Registrable Securities and Other Shares that may be so included, the number of Registrable Securities and Other Shares that may be so included shall be allocated pro rata among the Holders and Other Stockholders requesting inclusion of shares pro rata on the basis of the number of Registrable Securities and Other Shares that would be held by such Holders and Other Stockholder, assuming exercise of warrants, divided by the total number of Registrable Securities and Other Shares requested to be included. The Company shall not limit the number of Registrable Securities to be included in a registration pursuant to this Agreement in order to include shares held by stockholders with no registration rights. To facilitate the allocation of Shares in accordance with the above provisions, the Company or the underwriters may round the number of Shares allocated to any Holder to the nearest 100 Shares.

2.7 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

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2.8 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1 above shall terminate at such time that all Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period. Notwithstanding the foregoing, if not already expired, all rights under this Article 2 shall expire on March 31, 2008.

3. MISCELLANEOUS

3.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, as if entered into by and between California residents exclusively for performance entirely within California. The Parties agree that any suit or proceeding in connection with, arising out of or relating to this Agreement shall be instituted only in a court (whether federal or state) located in Santa Clara county, and the Parties, for the purpose of any such suit or proceeding, irrevocably submit to the jurisdiction of any such court in any such suit or proceeding.

3.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.3 Entire Agreement; Amendment; Waiver. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the Holders of at least a majority of the Registrable Securities (on an as-converted basis) not resold to the public, and any such amendment, waiver, discharge or termination shall be binding on all the Holders and the Company. Notwithstanding the foregoing, any term of this Agreement may be amended, waived, discharged or terminated by a written instrument signed by the Company and a Holder, and such amendment, waiver, discharge or termination shall be binding only upon such Holder and the Company, and not on any other Holders.

3.4 Notices, etc. (a) All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or nationally recognized courier or sent via facsimile addressed (1) if to a Holder, as indicated on the list of Holders attached hereto as Schedule A, or at such other address as such Holder or permitted assignee shall have furnished to the Company in writing, or (2) if to the Company, at 560 S. Winchester Blvd., Fifth Floor, San Jose, California 95128, or at such other address as the Company shall have furnished to each Holder in writing. (b) All such notices and other written communications shall be effective (1) if mailed, five days after mailing, (2) if delivered, upon delivery, and (3) if sent via facsimile, upon confirmation of receipt.

3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in

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writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

3.6 Rights; Separability. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.7 Information Confidential. Each Holder acknowledges that the information received by it pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

3.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

3.10 Third Party Beneficiaries. The Investors are expressly recognized as intended third party beneficiaries to this Agreement.

Authorized Signatures

In order to bind ALCiS and the Company to this Agreement, their duly authorized representatives have signed their names below as of the date first above written.

ALCiS Health, Inc.		Emerging Delta Corporation

By	/s/ Brian Berchtold	By	/s/ Allen Campbell
	Brian Berchtold, President		Allen Campbell, President

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